CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made and entered into effective as of 1 January 2019, by and between Alliance Pharma Solutions, LLC, a Delaware limited liability company (“Alliance”), and PanOptic Health, LLC, a Delaware limited liability company (“PanOptic”).

RECITALS:

A. PanOptic is in the business of providing prescription management software to health care providers and pharmacies;

B. Alliance is in the business of (i) providing an online platform for independent pharmacies to sell and purchase pharmaceuticals; (ii) pharmaceutical sales and logistics; and (iii) delivery of pharmaceuticals directly to patients;

C. The parties desire to contribute certain assets and working capital to NewCo (defined below) and enter into other agreements such as (i) the Technology Integration Agreement dated of even date herewith and by and between NewCo and Alliance; (ii) the Operating Agreement of SyncHealth MSO, LLC dated of even date herewith by and between Alliance, PanOptic and NewCo in order to form a new business which combines the businesses of both companies to provide a complete end-to-end solution for healthcare providers, patients and pharmacies; and (iii) the Shareholder Agreement by and between Trxade Group, Inc. (“Trxade”), the parent company of Alliance, and PanOptic dated as of even date herewith; and

D. PanOptic desires to exchange its equity in NewCo for shares of Trxade common stock pursuant to the terms and conditions of that “Letter Agreement” dated of even date herewith by and between Alliance, PanOptic and Trxade such that NewCo may, under certain conditions as detailed in the Letter Agreement, become a wholly-owned subsidiary of Alliance and, in exchange PanOptic will receive shares of Trxade stock under the terms and conditions of that certain “Subscription Agreement” by and between PanOptic and Trxade dated as of even date herewith.

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

1.1 “Affiliate” with respect to a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 “Assets” as it relates to PanOptic means all of PanOptic’s properties and assets (real, personal or mixed, tangible or intangible), unless otherwise specified. “Assets” as it relates to Alliance has the meaning ascribed to it in Section 1.26 below.

1.3 “Best Knowledge” means the actual knowledge, after reasonable inquiry, of a responsible officer of the entity to which reference is made.

1.4 “Closing” means the transaction encompassing the contribution of the Alliance Assets and the PanOptic Assets to Newco, and other transactions described in this Agreement.

1.5 “Contracts” includes all contracts and agreements (written or oral), contract rights, executory commitments, leases, license agreements, loan agreements, and purchase and sales orders, including noncompetition, nonsolicitation and confidentiality agreements.

1.6 “Encumbrance” means any recorded or unrecorded security interest, mortgage, lien, charge, assessment, claim, restriction, easement, or other encumbrance of any kind.

1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, all regulations, and rules issued thereunder and all judicial or administrative determinations applicable thereto.

1.8 “Excluded Assets” means, whether of or owned by PanOptic or Alliance: (a) any shares of capital stock; (b) corporate minute books and stock records; (c) all cash and cash equivalents and investments, whether short-term or long-term, including insurance policies, bank accounts, certificates of deposit, treasury bills and securities; (D) those Contracts not set forth on Schedules 1.22(e), 1.22(h) and 1.22(i); (f) employment agreements and shareholder agreements with employees or shareholders not listed on Schedule 1.22(j); and (g) owned real property.

1.9 [intentionally omitted.]

1.10 “Functionality” means the scope of functional capabilities, features and operations directly associated with the operation or behavior of the defined function, Product or IP, for a specific product; such may be defined by logic, functional processes, methodologies, functional requirements, technical details, other system or sub-system definitions, for example.

1.11 “Governmental Entity” means any local, state, provincial, federal, foreign or international governmental authority, agency or other entity, including, but not limited to, any court, tribunal or panel.

1.12 “Intellectual Property” or “IP” means inventions, patents, pending patent applications, works, copyrights, trademarks (including service marks), design rights, trade secrets, technology, compositions, formulas, processes, methods, specifications, schematics, mechanical designs, programs, know-how, software, data, results, information, improvements, modifications, derivatives, financial and business processes, Functionality, confidential information and all rights in and to any of the foregoing, whether registered, registerable, or unregistered, and including any application for registration of any of the foregoing and all rights or forms of protection of a similar nature having equivalent or similar effect to any of these, which may exist anywhere in the world.

1.13 “Law(s)” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees and orders of any Governmental Entity.

1.14 [intentionally omitted.]

2

1.15 “Licenses” has the meaning set forth in Section 3.9.

1.16 “Liabilities” means any and all claims, assessments, charges, indebtedness or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

1.17 “Losses” means all Liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) incurred in connection with the investigation, evaluation, settlement or other resolution, defense, or prosecution of Liabilities.

1.18 “Member” means each of Alliance and PanOptic, or their nominee, if applicable.

1.19 “Newco” means the company to be organized to be the recipient of the contributions by Alliance and PanOptic of the Alliance Assets and the PanOptic Assets and which will be a Delaware limited liability company to be known as SyncHealth, LLC.

1.20 “Operating Agreement” means the agreement between the Members to be dated effective as of 1 January 2018, captioned “Operating Agreement of SyncHealth, LLC”, that will govern the organization, management, operation and dissolution of Newco. A copy of the Operating Agreement is attached as Exhibit A.

1.21 “Ordinary Course of Business” means an action taken by a Person: (a) that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the board of directors, shareholders, managing members or members of such Person (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, shareholders, managing members or members of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

1.22 “PanOptic Assets” means, as of immediately prior to the execution of this Agreement as adjusted as of the Closing, all of the Assets of PanOptic used in the conduct of the business of PanOptic including, without limitation, the following (but excluding the Excluded Assets):

a.	All Accounts Receivable for services rendered or sales made subsequent to the Closing (regardless of whether billed or invoiced prior to the Closing), as set forth on Schedule 1.22(a);

b.	Current inventory, as set forth on Schedule 1.22(b);

c.	Personal property, as set forth on Schedule 1.22(c);

d.	Real estate leases, as set forth on Schedule 1.22(d);

e.	All sales Contracts, as set forth on Schedule 1.22(e);

3

f.	Selected long-term accruals, as set forth on Schedule 1.22(g);

g.	All Intellectual Property as detailed on Schedule 1.22(g);

h.	Channel partner and marketing agreements as detailed on Schedule 1.22(h);

i.	Service contracts with vendors as detailed on Schedule 1.22(i);

j.	Employment agreements as detailed on Schedule 1.22(j); and

k.	Prepaid expenses as detailed on Schedule 1.22(k).

1.23 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

1.24 “Plans” means all deferred compensation plans, bonus plans, stock option plans, employee stock purchase plans, severance plans, fringe benefit plans, individual employment contracts, and any other employee benefit plan, agreement, arrangement or commitment maintained (including, but not limited to, all employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”), employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Pension Plans”)) by a Person or to which a Person contributes or is required to contribute with respect to any current or former employees of that Person.

1.25 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

1.26 “Alliance Assets” means the following (but excluding the Excluded Assets):

(a) Two Hundred Fifty Thousand and NO/100 Dollars ($250,000) to be contributed as working capital pursuant to the Operating Agreement;

(b) Certain Alliance employees’ availability to NewCo at Alliance’s expense during the first six months following the Effective Date pursuant to the Technology Integration Agreement; and

(c) Access to Alliance technology, platform and logistics services pursuant to the Technology Integration Agreement.

1.27 “Tax” or “Taxes” means all taxes, charges, fees, liens, duties, and other assessments imposed or collected by any United States federal, state, local or foreign taxing authority, including, without limitation, all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, property, excise, value added, transfer, and other taxes, together with any related interest, fines, penalties and additions.

1.28 “Tax Return” means any return, report, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

4

1.29 “Threatened” means if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE II

THE TRANSACTION

2.1 The Transaction. On the basis of the representations, warranties and agreements of the parties, and subject to the terms and conditions contained herein:

(a) Effective as of the Closing, the Members shall enter into the Operating Agreement in the form attached as Exhibit A, pursuant to which a limited liability company to be known as SyncHealth LLC, will be formed under the Laws of the State of Delaware.

(b) At the Closing, as more specifically set forth in Section 2.3, PanOptic shall contribute to Newco the PanOptic Assets and Alliance shall contribute to Newco the Alliance Assets.

(c) Effective as of the Closing, NewCo and Alliance shall enter into the Technology Integration Agreement attached hereto as Exhibit B.

(d) Effective as of Closing, the Members shall execute the Letter Agreement attached hereto as Exhibit C.

(e) Effective as of Closing, PanOptic shall execute the Subscription Agreement attached hereto as Exhibit D.

(f) At the Closing, PanOptic shall deliver that certain “Amended and Restated Asset Assignment” from HealthConnect, LLC to PanOptic referenced in Section 3.5 below.

(g) Alliance and PanOptic have agreed upon an initial working capital budget for Newco equal to $250,000.00 (the “Initial Working Capital Budget”) which is provided for by Alliance in the Operating Agreement.

(h) The Members shall jointly conduct the business of NewCo as described in Exhibit E.

2.2 Closing. The Closing shall take place at the offices of McIntyre Law Form at 500 East Kennedy Blvd, Tampa, FL 33062 on 14 January 2019 or at a time to be agreed by the parties, but in no event later than 31 January 2018. At the Closing, the Members and Newco shall deliver executed documents as referred to and described in Article V.

5

2.3 Other Agreements; Assignment of Assets to Newco at the Closing. Alliance shall provide the Initial Working Capital Budget pursuant to the Letter Agreement, the services of the Alliance employees and access to Alliance services pursuant to the Technology Integration Agreement, and PanOptic shall assign and transfer to Newco the PanOptic Assets pursuant hereto. In the event either of the Members is unable to obtain the consents required for the assignment of a Contract or is otherwise unable to assign and transfer a Contract or other Asset to Newco that is included in the Alliance Assets or the PanOptic Assets, such Member shall: (i) identify such Asset to the other party hereto at or before the Closing; (ii) hold such Asset in its name; and (iii) use its reasonable best efforts to assure that Newco receives the full benefit as if it had been assigned and transferred to Newco at the Closing.

2.4 Reimbursement of Newco Pre-formation Expenses. PanOptic shall reimburse Alliance for one half (1/2) of any and all reasonable expenses, including attorneys’ fees, that Alliance incurs prior to the date hereof in connection with the formation of Newco.

2.5 Excluded Liabilities. Except as specifically designated in this Agreement, Newco shall not assume and does not agree to discharge any Liabilities of Alliance or PanOptic. Newco shall be responsible for Liabilities incurred by Newco arising out of its use and operation of the PanOptic Assets and the Alliance Assets after the Closing. Except as expressly set forth in this Agreement, all other Liabilities will remain the sole responsibility of and shall be retained, paid, performed and discharged, solely by PanOptic or Alliance, as the case may be, including, but not limited to:

(a) any Liabilities arising out of or relating to products or services to the extent performed or sold, as the case may be, prior to the Closing;

(b) any Liabilities under any Contract assumed by Newco that arise after the Closing to the extent they arise out of or relate to any breach that occurred prior to the Closing;

(c) any Liabilities for Taxes, including (A) any Taxes arising as a result of Alliance’s and PanOptic’s operation of their respective businesses or ownership of their respective Assets prior to the Closing, (B) any Taxes that will arise as a result of the contribution of the PanOptic Assets or the Alliance Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(d) any Liabilities under any Contract not assumed by Newco, including any Liabilities arising out of or relating to PanOptic’s and Alliance’ respective credit facilities, loan agreements or arrangements, debt instruments or any security interest related thereto;

(e) any environmental, health and safety liabilities arising out of or relating to the business and operations of PanOptic or Alliance prior to the Closing;

(f) any Liabilities relating to any PanOptic or Alliance payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for PanOptic or Alliance’ employees or former employees, or both, arising prior to the Closing;

6

(g) any Liabilities under any employment, severance, retention or termination agreement, or any penalties or damages or late fees, under-payment or non-payment of wages or other compensation, with or relating to any employee or former employee of PanOptic or Alliance incurred or arising prior to the Closing;

(h) any Liabilities arising out of or relating to any employee grievance related to the employee’s employment by PanOptic or Alliance, whether or not the employee filing or initiating such grievance is hired by Newco arising prior to the Closing;

(i) any Liabilities arising out of PanOptic’s or Alliance’s commitment to indemnify, reimburse or advance amounts to any officer, director, member of a management committee, manager, member, employee or agent of PanOptic or Alliance arising prior to the Closing;

(j) any Liabilities arising out of PanOptic’s or Alliance’s commitment to distribute to any of their respective shareholders or otherwise apply all or any part of the consideration received hereunder;

(k) any Liabilities arising out of any Proceeding pending as of the Closing;

(l) any Liabilities arising out of any Proceeding commenced after the Closing to the extent arising out of or relating to any occurrence or event happening prior to the Closing;

(m) any Liabilities arising out of or resulting from PanOptic’s or Alliance’s compliance or noncompliance with any legal requirement or order of any Governmental Entity prior to the Closing;

(n) any Liabilities of PanOptic or Alliance under this Agreement or any other document executed in connection with the transactions contemplated hereby; and

(o) any Liabilities of PanOptic or Alliance based upon any of Pan Optic’s or Alliance’ acts or omissions occurring prior to or after the Closing.

Except as detailed herein, it is understood that neither PanOptic nor Alliance is assuming any Liabilities of the other parties to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PANOPTIC

PanOptic hereby represents and warrants to Alliance that the following statements, each of which are acknowledged to be material and relied upon by Alliance, are true and correct:

3.1 Due Organization and Authority. PanOptic is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. PanOptic has the full corporate power and authority to enter into and to perform this Agreement and to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted.

7

3.2 Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of PanOptic, and this Agreement constitutes a valid and binding obligation enforceable against PanOptic in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.3 No Violations. Except as set forth on Schedule 3.3, PanOptic is not in violation of any judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity that would adversely affect its performance hereof, and the execution, delivery, and performance of this Agreement will not: (i) violate any law, regulation, judgment, order, decree, or award of any Governmental Entity to which PanOptic or any of the PanOptic Assets are subject; (ii) violate any provision of, or constitute a default under, the charter organizational documents, articles of organization, bylaws or shareholder agreements of PanOptic, or violate any contract or other instrument of any kind to which PanOptic is a party; or (iii) accelerate the maturity of any Liability of PanOptic, or result in the creation of any Encumbrance upon any of the PanOptic Assets.

3.4 No Encumbrances. Except as set forth on Schedule 3.4, there is no Encumbrance or agreement to which PanOptic is a party or affecting any of the PanOptic Assets that would prevent or adversely affect the performance of this Agreement.

3.5 Title to Assets. Except as set forth on Schedule 3.5, PanOptic has good and marketable title or valid leasehold to all of the PanOptic Assets, free of any Encumbrance. As evidence of such title, that certain Amended and Restated Asset Assignment is attached hereto as Exhibit F.

3.6 Litigation. Except as set forth on Schedule 3.6, PanOptic has not received notice of any Proceeding, and to the Best Knowledge of PanOptic none is Threatened, and there are no Proceedings currently pending against PanOptic, including before any Governmental Entity, which could affect its performance under this Agreement.

3.7 Due Diligence. The information provided by PanOptic to Alliance during the due diligence process was provided in good faith and is true and accurate to the Best Knowledge of PanOptic; provided, however, PanOptic makes no representation or warranty as to the truth or accuracy of any documents prepared by any Person other than PanOptic unless the information contained in the document was provided to the other Person by PanOptic.

3.8 No Undisclosed Liabilities. To the Best Knowledge of PanOptic, except for obligations for accounts payable, accrued expenses or under leases, commitments, and other agreements entered into the Ordinary Course of Business, PanOptic has no Liabilities (including, without limitation, any Liabilities which, if then known or determined, would have been required to be reflected in a balance sheet certified as being prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) or in the notes to that balance sheet) that adversely affect or may adversely affect the PanOptic Assets or Newco.

8

3.9 Qualification and Licenses. To the Best Knowledge of PanOptic, PanOptic has all permits, licenses, franchises, and other authorizations (“Licenses”) necessary for the conduct of the business of PanOptic, and all such Licenses are valid and in full force and effect. All Licenses held by PanOptic are described on Schedule 3.9.

3.10 Tax Returns. PanOptic has timely filed all Tax Returns as required by Law and has paid all Taxes shown as due on such Tax Returns. Except as specified on Schedule 3.10, all Taxes required to be paid on an estimated or installment basis and all Taxes claimed to be due by any taxing authority from or with respect to PanOptic or its respective Assets for all periods or portions thereof ending on or prior to the date hereof have been paid as required by Law. Except as set forth on Schedule 3.10, none of the federal income Tax Returns with respect to PanOptic has been examined within the past three years or is under examination by any taxing authority and no deficiencies or assessments have been asserted or proposed as a result of such examinations. Any deficiency or assessment shown on Schedule 3.10 has either been paid or is being contested in good faith through appropriate Proceedings.

3.11 Employee Matters; Labor Matters. PanOptic is not delinquent in payment to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Newco will not be liable to employees of PanOptic terminated as of the Closing for any bonus, accrued sick, vacation or holiday, severance of other compensation payments unless such employees are employed by Newco after the Closing and such obligations are expressly assumed in this Agreement or the Operating Agreement. PanOptic is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. There is no unfair labor practice charge or complaint against PanOptic before the National Labor Relations Board, any state labor relations board, or any court or tribunal and, to the Best Knowledge of PanOptic none is or has been Threatened. There is no labor strike, labor dispute, request for representation, slowdown, or work stoppage actually pending against or affecting PanOptic and, to the Best Knowledge of PanOptic, none is or has been Threatened. There is no collective bargaining representation petition or collective bargaining agreement grievance pending or Threatened against PanOptic. PanOptic is not a party to any collective bargaining agreement.

3.12 Consents. Except as shown on Schedule 3.12, no consent of any Person is necessary to the execution, delivery, or performance of this Agreement by PanOptic. Notwithstanding the foregoing, with respect to parties to Contracts with PanOptic, this representation shall only pertain to those Contracts that (i) are included in the PanOptic Assets and (ii) provide or may reasonably be anticipated to entail aggregate payments in excess of $5,000.

3.13 Financial Statements. The financial information provided by PanOptic to Alliance, directly and indirectly, was prepared in good faith.

3.14 Contracts. Schedule 3.14 contains an accurate listing (by date, parties, and subject matter or title) of each Contract (other than contracts with customers for the provision of services) that is (i) included in the PanOptic Assets and (ii) provides or may reasonably be anticipated to entail aggregate payments in excess of $10,000.00 annually. To the Best Knowledge of PanOptic, PanOptic is not in breach of any material provision of any such Contract, nor has PanOptic received notice of any claim of default thereunder.

9

3.15 Assets Necessary to Business. Except as set forth on Schedule 3.15, after the Closing, PanOptic will not own or control any Asset necessary to conduct the business of PanOptic as conducted prior to the Closing.

3.16 Insurance. PanOptic has made available for inspection by Alliance all insurance policies relating to the business of PanOptic and the PanOptic Assets. True and complete copies of all of the policies, if requested by Alliance in writing, have been delivered to Alliance.

3.17 Bonuses, Profit Sharing, Etc.; Personnel Policies; ERISA. Except as set forth on Schedule 3.17, as of the date hereof there are no (and through the date of Closing, there will be no) bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work performed on or prior to the Closing, due or expected by PanOptic Employees which will not be fully paid prior to the Closing. Except as set forth on Schedule 3.17, no bonuses, profit sharing, or incentives and no increases in compensation have been paid, accrued or granted by PanOptic with respect to the PanOptic Employees for any period after January 1, 2017. All brochures, agreements and other documents setting forth personnel policies relating to the PanOptic Employees, including, without limitation, information concerning compensation, severance, termination and other employee perquisites and benefits, have been furnished to Alliance. Schedule 3.17 is a list of all Plans maintained as of the date hereof by PanOptic or to which PanOptic contributes or is required to contribute as a participating employer or otherwise as of the date hereof with respect to any current or former employees of PanOptic. Except as set forth on Schedule 3.17:

(a) Material Compliance. To the Best Knowledge of PanOptic, each of the Plans is and has always been in compliance in all material respects with applicable provisions of ERISA and the Code and has been administered in all material respects with its terms.

(b) Prohibited Transactions. With respect to each Plan, to the Best Knowledge of PanOptic, there have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975(a) of the Code.

(c) Tax-Qualified Plans. With respect to each Plan that is a Pension Plan, to the Best Knowledge of PanOptic:

(i) If applicable, there has not been issued a waiver of the minimum funding standard under Section 412 of the Code.

(ii) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination letter, or a request for a favorable determination letter is pending.

(d) Defined Benefit Plans. PanOptic does not sponsor and has never sponsored, contributed, or been required to contribute to a defined benefit plan (including a multi-employer plan) as defined in ERISA.

10

(e) Post-Retirement Welfare Benefits. Apart from health care continuation requirements under the Code and ERISA (“COBRA”), PanOptic has no obligation to continue benefits under any of its Welfare Plans after termination of employment.

(f) Plan Records. True and complete copies of the Plans have been or will be made available to Alliance.

(g) Fully-Funded. Except as set forth Schedule 3.17, each Plan is fully-funded.

3.18 Secrecy and Non-competition Agreements. PanOptic has entered into secrecy and non-competition agreements with the PanOptic Employees listed on Schedule 3.18, which Persons are all of the Persons with whom PanOptic has entered into such agreements. To the Best Knowledge of PanOptic, no employee of PanOptic is subject to any secrecy or non-competition agreement with anyone other than PanOptic.

3.19 Conduct of Business until Closing. Until the Closing, PanOptic will (a) continue to conduct its business in the Ordinary Course of Business; and (b) maintains its books and records in accordance with income tax method using the cash basis accounting.

3.20 Brokers or Finders. Except as set forth on Schedule 3.20, PanOptic has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.21 Absence of Certain Changes and Events. Except as set forth on Schedule 3.21, since 1 October 2018, PanOptic has conducted the business only in the Ordinary Course of Business and there has not been any:

(a) damage to or destruction or loss of any part of the business of PanOptic, whether or not covered by insurance, materially and adversely affecting the PanOptic Assets, taken as a whole;

(b) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract involving a total remaining commitment by or to PanOptic of at least $10,000.00;

(c) sale (other than sales in the Ordinary Course of Business), lease, or other disposition of any asset or property of PanOptic or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of PanOptic~~,~~ including the sale, lease, or other disposition of any of the Intellectual Property Rights;

(d) cancellation or waiver of any claims or rights with a value to PanOptic in excess of $10,000.00;

(e) material change in the accounting methods used by PanOptic; or

(f) agreement, whether oral or written, by PanOptic to do any of the foregoing.

11

3.22 Disclosure. No representation or warranty by PanOptic in this Agreement and no statement or information contained in any document (including, without limitation, financial statements and Schedules referred to in this Article III that are a part hereof), certificate or other writing furnished or to be furnished by or on behalf of PanOptic pursuant to the provisions hereof, when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLIANCE

Alliance hereby represents and warrants to PanOptic that the following statements, each of which are acknowledged to be material and relied upon by PanOptic, are true and correct:

4.1 Due Organization and Authority. Alliance is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to enter into and to perform this Agreement and to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted.

4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of Alliance, and this Agreement constitutes a valid and binding obligation enforceable against Alliance in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3 No Violations. Except as set forth on Schedule 4.3, Alliance is not in violation of any judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity that would adversely affect its performance hereof, and the execution, delivery and performance of this Agreement will not: (i) violate any law, regulation, judgment, order, decree, or award of any Governmental Entity to which Alliance, or the Alliance Assets, are subject; (ii) violate any provision of, or constitute a default under, the charter, organizational documents, articles of incorporation, bylaws, shareholder or member agreements of Alliance, or violate any contract or other instrument of any kind to which Alliance is a party; or (iii) accelerate the maturity of any Liability of Alliance, or result in the creation of any Encumbrance upon the Alliance Assets.

4.4 No Encumbrances. Except as set forth on Schedule 4.4, there is no Encumbrance or agreement to which Alliance is a party or affecting the Alliance Assets that would prevent or adversely affect the performance of this Agreement.

4.5 Title to Assets. Except as set forth on Schedule 4.5, Alliance has good and marketable title or valid leasehold to all the Alliance Assets, free of any Encumbrance.

4.6 Litigation. Except as set forth on Schedule 4.6, Alliance has not received notice of any Proceeding and to the Best Knowledge of Alliance, none is Threatened, and there are no Proceedings currently pending against it, including before any Governmental Entity, which could affect its performance under this Agreement.

12

4.7 Due Diligence. The information provided by Alliance to PanOptic during the due diligence process was provided in good faith and is true and accurate to the Best Knowledge of Alliance, provided, however, Alliance does not make any representation or warranty regarding the truth or accuracy of any documents prepared by any Person other than Alliance unless the information set forth therein was provided to the other Person by Alliance.

4.8 No Undisclosed Liabilities. To the Best Knowledge of Alliance, except for obligations for accounts payable, accrued expenses or under leases, commitments, and other agreements entered into the Ordinary Course of Business, Alliance has no Liabilities (including, without limitation, any Liabilities which, if then known or determined, would have been required to be reflected in a balance sheet certified as being prepared in accordance with GAAP or in the notes to that balance sheet) that adversely affect or may adversely affect Alliance Assets or Newco.

4.9 Qualification and Licenses. To the Best Knowledge of Alliance, Alliance has all Licenses necessary for the conduct of the business of Alliance, and all such Licenses are valid and in full force and effect.

4.10 Tax Returns. Alliance has timely filed all Tax Returns as required by Law and has paid all Taxes shown as due on such Tax Returns. Except as specified on Schedule 4.10, all Taxes required to be paid on an estimated or installment basis and all Taxes claimed to be due by any taxing authority from or with respect to Alliance or the Alliance Assets for all periods or portions thereof ending on or prior to the date hereof have been paid as required by Law. Except as set forth on Schedule 4.10, the federal income Tax Returns of Alliance have not been examined within the past three years or are under examination by any taxing authority and no deficiencies or assessments have been asserted or proposed as a result of such examinations. Any deficiency or assessment shown on Schedule 4.10 has either been paid or is being contested in good faith through appropriate Proceedings.

4.11 Consents. Except as shown on Schedule 4.11, no consent of any Person is necessary to the execution, delivery, or performance of this Agreement by Alliance. Notwithstanding the foregoing, with respect to parties to Contracts with Alliance, this representation shall only pertain to those Contracts that (i) are included in the Alliance Assets and (ii) provide or may reasonably be anticipated to entail aggregate payments in excess of $5,000.

4.12 Financial Statements. The financial information provided by Alliance to PanOptic, directly and indirectly was prepared in good faith.

4.13 Insurance. Alliance has made available for inspection by PanOptic all insurance policies relating to the business of Alliance and the Alliance Assets. True and complete copies of all of the policies, if requested by PanOptic in writing, have been delivered to PanOptic.

4.14 Conduct of Business until Closing. Until the Closing, Alliance will (a) continue to conduct its business in the Ordinary Course of Business; and (b) maintain its books and records in accordance with GAAP on a basis consistent with past practice.

4.15 Brokers or Finders. Except as set forth on Schedule 4.15, Alliance has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

13

4.16 Absence of Certain Changes and Events. Except as set forth on Schedule 4.16, since 1 October 2018, Alliance has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) damage to or destruction or loss of any part of the business of Alliance, whether or not covered by insurance, materially and adversely affecting the Alliance Assets, taken as a whole;

(b) with respect to the Alliance Assets only, sale (other than sales in the Ordinary Course of Business), lease, or other disposition of any asset or property of Alliance or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Alliance, including the sale, lease, or other disposition of any of the Intellectual Property Rights that adversely affect or may adversely affect Alliance Assets or Newco;

(c) material change in the accounting methods used by Alliance; or

(d) agreement, whether oral or written, by of one of Alliance to do any of the foregoing.

4.17 Disclosure. No representation or warranty by Alliance in this Agreement and no statement or information contained in any document (including, without limitation, financial statements and Schedules referred to in this Article IV that are a part hereof), certificate or other writing furnished or to be furnished by or on behalf of Alliance pursuant to the provisions hereof, when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.

ARTICLE V

THE CLOSING

5.1 Obligations of PanOptic at Closing. At the Closing, PanOptic shall deliver to Alliance and Newco:

(a) certified copies of resolutions of the Boards of Managers and Shareholders of PanOptic authorizing the execution, delivery, and performance of this Agreement;

(b) executed certificates, Exhibits, Schedules and other documents, which are required by the provisions of this Agreement, prior to the Closing;

(c) an executed Operating Agreement for Newco;

(d) an executed Technology Integration Agreement;

(e) an executed Letter Agreement;

(f) an executed Shareholder Agreement; and

14

(g) an executed Subscription Agreement.

5.2 Obligations of Alliance at Closing. At the Closing, Alliance shall deliver to PanOptic and Newco:

(a) certified copies of resolutions of the Board of Directors of Alliance, authorizing the execution delivery, and performance of this Agreement;

(b) executed certificates, Exhibits, Schedules and other documents, which are required by the provisions of this Agreement;

(c) an executed Operating Agreement for Newco;

(d) an executed Technology Integration Agreement;

(e) an executed Letter Agreement;

(f) an executed Shareholder Agreement; and

(g) an executed Subscription Agreement.

5.3 Instruments. All instruments delivered at the Closing, including without limitation such bills of sale, assignments or other instruments of transfer as may be necessary to confirm the assignments and transfers to Newco under this Agreement, shall be reasonably satisfactory to the party receiving the benefit thereof.

5.4 Sales and Transfer Taxes. PanOptic shall pay, indemnify and hold harmless Newco and the executive committee or managing members of Alliance from and against any state or local sales, use, transfer, or similar Tax payable in connection with the assignment and transfer of the PanOptic Assets to Newco pursuant to this Agreement. Alliance shall pay, indemnify and hold harmless Newco and PanOptic from and against any state or local sales, transfer, or similar Tax payable in connection with the assignment and transfer of the Alliance Assets to Newco pursuant to this Agreement.

ARTICLE VI

OBLIGATIONS AFTER CLOSING

6.1 Further Assurances. At and after the Closing, the parties shall prepare, execute and deliver, with each to bear its own expenses thereof, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request at any time or from time to time in order to perfect, confirm, and evidence the performance of this Agreement. Such actions shall include, without limitation, obtaining any consent required to complete the assignment to Newco of any of the PanOptic Assets or the Alliance Assets.

6.2 Compensation for Pre-Transfer Periods. As soon as practicable after the Closing, PanOptic shall pay to the PanOptic Employees any bonuses or other compensation due with respect to periods or portions thereof ending on or before the Closing. The Members agree that, except as specifically provided herein, Newco is not assuming and shall have no Liability with respect to any bonus, incentive, or other compensation arrangement of PanOptic or Alliance.

15

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Survival. The representations and warranties of the parties contained in Articles III and IV of this Agreement, the obligations of Article VI, and the indemnities described in Article VIII of this Agreement, shall be effective, valid and binding from the date hereof until the Closing and shall survive the Closing, provided, however, that:

(a) subject to paragraphs (b) and (c) of this Section 7.1, no claim may be made based upon a breach of such representations or warranties, unless the non-breaching party gives notice to the breaching party prior to the expiration of the second anniversary of the date of the Closing;

(b) representations and warranties with respect to Taxes and any benefit plan described in Section 3 shall survive for 60 days beyond the applicable statute of limitations; and

(c) representations and warranties with respect to title matters shall survive without any limitation of time.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by PanOptic. PanOptic hereby indemnifies and holds Alliance (and its directors, officers, shareholders, employees and agents) harmless at all times against and in respect of any Losses resulting from (i) any breach by PanOptic of any representation, warranty, covenant or agreement made by PanOptic in this Agreement, (ii) the nonperformance of any obligation to be satisfied by PanOptic under this Agreement, or (iii) any Losses incurred by Alliance or Newco related to or associated with any of the Excluded Liabilities that are the responsibility of PanOptic.

8.2 Indemnification by Alliance. Alliance hereby indemnifies and holds PanOptic (and its directors, officers, shareholders, employees and agents) harmless at all times against and in respect of any Losses resulting from (i) any breach by Alliance of any representation, warranty, covenant or agreement made by Alliance in this Agreement, or (ii) the nonperformance of any obligation to be satisfied by Alliance under this Agreement, or (iii) any Losses incurred by PanOptic or Newco related to or associated with any of the Excluded Liabilities that are the responsibility of Alliance.

8.3 Employee Benefit Plans: ERISA. Except for those assumed or maintained by Newco after the Closing, PanOptic and Alliance (for purposes of this Section, each an “Indemnifying Party”) hereby indemnify Newco (the “Indemnified Party”) against, and agree to hold it harmless with respect to, any Losses attributable to any bonus, deferred compensation, hospitalization, or other medical, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan or arrangement, and any other employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any employment, severance or termination contract, arrangement or agreement, whether formal or informal, maintained, assumed or contributed to by the Indemnifying Party or any Affiliate for the benefit of any current or former employee, officer or director of the Indemnifying Party relating to its business (collectively, the “Plans”).

16

8.4 Defense Against Asserted Claims. If any claim or assertion of liability is made or asserted by a third party against a party indemnified pursuant to this Article VIII (“Indemnified Party”) which might give rise to a right to indemnification under this Agreement, the Indemnified Party shall, with reasonable promptness, give to the other party or parties against which such right is applicable (collectively the “Indemnifying Parties”) written notice of the claim or assertion of liability and request the Indemnifying Party to defend the same, provided that any delay or failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party except to the extent of any prejudice resulting directly from such delay or failure. The Indemnifying Party shall, at the Indemnifying Party’s expense, assume to the extent feasible the defense of such claim or assertion with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in, writing, or (b) the Indemnifying Party has failed to assume the defense of such action. The Indemnifying Party shall not be permitted to enter into any settlement or compromise involving action or relief unless the Indemnified Party shall have received written notice at least 10 days in advance of the proposed settlement or compromise and shall have consented in writing thereto, which consent shall not be unreasonably withheld. In the event the Indemnified Party does not respond to such notice within such ten-day period, such consent shall be deemed to have been granted. In no event shall the Indemnified Party enter into a settlement or compromise involving a claim or assertion of liability with respect to which a right of indemnification may exist hereunder, unless such Indemnified Party shall have first provided a release to the other parties, reasonably satisfactory in form and substance to them, with respect to any Losses arising from such claim or assertion of liability. The parties will cooperate with each other in the defense of any such action and the relevant records of each shall be available to the others with respect to such defense.

ARTICLE IX

GENERAL PROVISIONS

9.1 No Publicity or Advertisement Without Prior Consultation. The parties to this Agreement shall coordinate with each other in good faith regarding any press release or other announcement or publicity regarding the transactions contemplated by this Agreement.

9.2 Severability. Any portion or provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal, or unenforceable in any other jurisdiction.

17

9.3 Article and Section Headings, Exhibits and Schedules. The Article and Section headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement. Exhibits and Schedules referred to in this Agreement are an integral part of this Agreement.

9.4 Counterparts. This Agreement and any documents executed pursuant hereto may be executed in any number of counterparts, each one of which shall be an original and all of which shall constitute one and the same document.

9.5 Gender and Number. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.

9.6 Expenses. Unless otherwise provided in this Agreement, the parties shall each bear their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation all fees and expenses of counsel).

9.7 Finders. Each party represents and warrants to the others that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

9.8 Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an recognized overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed below the signature for such party on this Agreement or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, deposited with overnight courier, or faxed or if sent by registered or certified mail, three business days after it is sent. The addressees to which notices are to be sent are as follows:

(a) If to PanOptic:

PANOPTIC, LLC
2063 Rancho Valley Dr., Suite 320-191
Pomona, CA 91766

Attention:	Miriam Ibrahim
Telephone:	888-689-1573
Facsimile:

with a copy to:

OLDER, LUNDY & ALVAREZ
1000 West Cass Street
Tampa, FL 33606

Attention:	Harry Teichman, Esq.
Telephone:	813.254.8998
Facsimile:	813.839.4411

18

(b) If to Alliance:

ALLIANCE PHARMA SOLUTIONS, LLC
3840 Land O’ Lakes Blvd
Land O’ Lakes, FL 34639

Attention:	Suren Ajjarapu, CEO
Telephone:	800.261.0281
Facsimile:	800.265.6932

With a copy to:

MCINTYRE LAW FIRM
500 East Kennedy Blvd, Suite 200
Tampa, FL 33602

Attention:	David M. Saslow, Esq.
Telephone:	844.511.4800
Facsimile:	813.899.6069

9.9 No Third-Party Beneficiaries. No employee of PanOptic or Alliance or Newco (or his/her spouse or beneficiary), or any other Person, with the exception of Trxade, not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors and permitted assigns. Notwithstanding any other provision to the contrary except with respect to such successors and permitted assigns, it is not intended and shall not be construed for the benefit of any third party or any Person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

9.10 Governing Law, Venue. The Laws of the State of Florida, excluding its choice of law provisions if such Laws would result in the application of Laws other than the Laws of the State of Florida, shall govern any disputes among the parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. Venue shall lie exclusively in Hillsborough County, Florida.

9.11 Modifications. Amendments and Waivers. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized officer or partner of each party to be charged.

9.12 Remedies of Parties Cumulative. The remedies of the parties hereto contained in this Agreement are cumulative with one another and with any other remedies which the parties hereto may have at law, in equity, under any agreements of any type or otherwise, and the exercise or failure to exercise any remedy shall not preclude the exercise of that remedy at another time or of any other remedy at any time.

19

9.13 Assignment; Successors and Assigns. Without the other party’s written consent, this Agreement and the rights and obligations hereunder shall not be assignable by any party hereto. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

9.14 Remedies. The obligations of the parties under this Agreement are unique. The parties acknowledge that it would be extremely impracticable to measure damages resulting from any default under this Agreement. Accordingly, it is agreed that a party not in default under this Agreement may sue in equity for specific performance, in addition to any other available rights and remedies.

9.15 Joint Preparation. This Agreement has been jointly negotiated through counsel for each of the parties and the provisions of this Agreement shall not be construed more strictly against any party hereto as a result of its participation in such preparation.

9.16 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and other agreements referred to herein and therein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

PANOPTIC, LLC		ALLIANCE PHARMA SOLUTIONS, LLC

By:		By:
Name:	Meriam Ibrahim	Name:	Surendra Ajjarapu
Title:	Manager	Title:	Chief Executive Officer

21

Schedule 1.22(a)

None.

-i-

Schedule 1.22(b)

None.

-ii-

Schedule 1.22(c)

Miscellaneous computers and office furniture

Intellectual Property (See Schedule 1.22(g))

-iii-

Schedule 1.22(d)

None.

-iv-

Schedule 1.22(e)

None.

-v-

Schedule 1.22(f)

None.

-vi-

Schedule 1.22(g)

E-Hub Software and Technology with all its framework, modules and features including but not limited to:

-	Script/Order Repository
-	Allocation algorithm platform
-	Workflow Management Tool
-	Supply-Chain Management
-	Audit
-	Transparency

-vii-

Schedule 1.22(h)

Channel Partners & Marketing Groups

1.	Marketing Group
2.	ABTR
3.	Academy Medical
4.	Access Management
5.	Advanced Med Professionals
6.	ATS Management
7.	Beach Medical Solutions
8.	Beyond Medical
9.	Bright Drive Health Solutions
10.	Byte Success Marketing
11.	Camelot Health Care
12.	Expansion Medical Consulting
13.	Harvard Therapeutics
14.	Health Market
15.	ION Medical
16.	JSD Group
17.	MedWerx
18.	MDB Enterprises
19.	Prime Liberty
20.	Prism Medium
21.	Senior Mobility Aids Inc
22.	Trinity Medical Network

-viii-

Schedule 1.22(i)

1.	AWS Customer Agreement dated as of 1 November 2018 by and between Amazon Web Services, Inc. and PanOptic Health, LLC.

2.	Data Provider Agreement dated as of 15 July 2018 by and between eRx Network, LLC and HealthConnect, LLC, assigned to PanOptic Health Pursuant to the Amended and Restated Asset Assignment.

-ix-

Schedule 1.22(j)

Employments Agreements

3.	Employment Agreement by and between HealthConnect LLC and John Asfour dated as of 16 July 2018.

4.	Employment Agreement by and between HealthConnect LLC and Kimberly Kerr dated as of 15 October 2018.

5.	Employment Agreement by and between HealthConnect LLC and Sehabettin Sebboy dated as of 16 July 2018.

-x-

Schedule 1.22(k)

None.

-xi-

Schedule 3.3

None.

-xii-

Schedule 3.4

None

-xiii-

Schedule 3.5

None.

-xiv-

Schedule 3.6

None.

-xv-

Schedule 3.9

None.

-xvi-

Schedule 3.10

None

-xvii-

Schedule 3.13

None.

-xviii-

Schedule 3.14

See 1.22(i)

-xix-

Schedule 3.15

None.

-xx-

Schedule 3.17

None.

-xxi-

Schedule 3.18

1.	John Asfour
2.	Kimberly Kerr
3.	Sehabettin Sebboy

-xxii-

Schedule 3.20

None

-xxiii-

Schedule 3.21

None.

-xxiv-

Schedule 4.3

None.

-xxv-

Schedule 4.4

None

-xxvi-

Schedule 4.5

None

-xxvii-

Schedule 4.6

None.

-xxviii-

Schedule 4.10

None.

-xxix-

Schedule 4.11

None.

-xxx-

Schedule 4.12

See public filing with SEC pursuant to the terms of the Subscription Agreement.

-xxxi-

Schedule 4.15

None.

-xxxii-

Schedule 4.16

None.

-xxxiii-

EXHIBIT A

Operating Agreement of SyncHealth LLC

-xxxiv-

LIMITED LIABILITY COMPANY AGREEMENT

OF

SYNCHEALTH MSO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement of SyncHealth MSO, LLC (the “Company”) is made and entered into effective as of 1 January 2019 (the “Effective Date”), by and among the Members and the Company.

RECITALS:

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time, the “Act”) by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware;

WHEREAS, reference is made to: (i) that certain Contribution Agreement dated as of even date herewith entered into by and between the Members (the “Contribution Agreement”); (ii) that certain Technology Integration Agreement dated as of even date herewith entered into among the Company and the Alliance Member (the “Integration Agreement”); (iii) that certain Subscription Agreement dated as of even date herewith by and between Trxade Group, Inc. (“Trxade”) and the PanOptic Member (the “Subscription Agreement”); (iv) that certain Shareholder Agreement dated as of even date herewith by and between Trxade and the PanOptic Member; and (v) that certain Letter Agreement dated as of even date herewith by and between the Company, Trxade, the Alliance Member and the PanOptic Member (the “Letter Agreement;” the Contribution Agreement, the Integration Agreement, the Subscription Agreement, the Shareholder Agreement and the Letter Agreement, and all exhibits, schedules and annex are referred to collectively herein as the “Transaction Documents); and

WHEREAS, the parties hereto wish to effect the transactions contemplated by the Transaction Documents and commence the operation and management of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in the Recitals.

“Additional Contribution” means, with respect to each Member, any amount contributed by such Member to the Company in excess of the existing Contribution of such Member.

“Additional Member” has the meaning set forth in Section 3.02(d).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning.

“Agreement” means this Limited Liability Company Agreement, including all schedules hereto, as it may be amended or restated from time to time.

“Alliance Manager” has the meaning set forth in Section 4.01(a)(ii).

“Alliance Member” means Alliance Pharma Solutions, LLC, together with its respective successors and Permitted Transferees.

“Authorized Representative” has the meaning set forth in Section 7.06.

“Bankruptcy” of a Member means (a) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Member’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Member of any assignment for the benefit of its creditors or (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period.

“Board of Managers” has the meaning set forth in Section 4.01(a)(i).

“Book Item” has the meaning set forth in Section 6.05(a)(i).

2

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by applicable law to be closed in New York, New York.

“Capital Account” has the meaning set forth in Section 3.09.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware pursuant to the Act as set forth in the Recitals, as it may be amended or restated from time to time.

“Change of Control” means:

(a) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions during the twelve month period ending on the date of the most recent sale, lease, exchange or other transfer) of all or substantially all of the assets of the Company to any person or persons acting as a group (as determined pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v)(B) and Internal Revenue Service interpretations thereunder (a “Group”)), other than to a person or Group holding, directly or indirectly, at least fifty percent (50%) of the total fair market value of the outstanding and issued equity interests of the Company, as constituted immediately preceding such event or to a person or Group in which the Alliance Member and the PanOptic Member (or any of their Affiliates) still have the right to designate a majority of the managing members, board of directors, or other board of governance of the acquiring person or Group; or

(b) the acquisition by any person or Group of more than fifty percent (50%) of the total fair market value of the outstanding and issued equity interests in the Company, other than any event as a result of which partners or owners (or their affiliates) of the Company, as constituted immediately preceding such event, hold greater than one-half (50%) of the total fair market value of the outstanding and issued equity interests of the Company; provided, however, that no Change of Control under the foregoing clause (B) shall be deemed to have occurred in the event the Alliance Member and the PanOptic Member (or any of their Affiliates) still have the right to designate a majority of the members of the Company Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the Preamble.

“Company Business” has the meaning set forth in Section 2.05(a).

“Company Expenses” has the meaning set forth in Section 4.03(a).

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Register” has the meaning set forth in Section 3.01.

“Contribution” means, with respect to any Member, the amount of money or fair market value of property contributed to the Company by such Member at such time with respect to the Interests held by such Member; “Contributions” means, with respect to any Member, the aggregate amount of money or fair market value of property contributed to the Company by such Member (or its predecessors in interest) with respect to the Interests held by such Member.

3

“Control,” “Controlled” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Depreciation Recapture” has the meaning set forth in Section 6.05(a)(ii)(B).

“Employee Equity Plan” means any incentive equity plan or arrangement adopted by the Board of Managers for the issuance of Units to officers, directors, managers, employees or consultants of the Company or any of its Subsidiaries.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“Equity Securities” has the meaning set forth in Section 3.02(a).

“Excluded Opportunity” has the meaning set forth in Section 4.06.

“Fiscal Year” has the meaning set forth in Section 2.08.

“GAAP” means generally accepted accounting principles in the United States.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board of Managers at the time of contribution;

4

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board of Managers; and

(d) the Gross Asset Values of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Income” and “Net Loss” or Section 6.03(f); provided, however, that such Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Board of Managers reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Indemnified Party” has the meaning set forth in Section 4.05(a).

“Initial Public Offering” means any initial underwritten sale of common stock or other equity Securities of the Company or any Entity that holds, directly or indirectly, all of the equity interests of the Company, pursuant to an effective registration statement under the Securities Act filed with the Commission on Form S-1 (or a successor form) after which sale such common stock or other equity securities are (a) listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association and (b) registered under the Securities Exchange Act.

“Interest” means the limited liability company interest represented by the Units owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Member to comply with all terms and provisions of this Agreement and the Act.

5

“Liquidator” has the meaning set forth in Section 9.03(b).

“Manager” has the meaning set forth in Section 4.01(a)(i).

“Member” means any Person who is listed as a Member of the Company on Schedule I attached hereto, as that exhibit may be amended from time to time, and who has been admitted as a Member of the Company pursuant to the terms and conditions of this Agreement.

“Member Loan” has the meaning set forth in Section 3.08.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Member Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

6

(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) any items which are specially allocated pursuant to the provisions of Section 6.03 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Other Members” means: (i) with regards to a Tag-Along Sale, all the Members other than the Tag Along Seller Member; and (ii) with regards to the Right of First Refusal, the Member who is not the Seller.

“PanOptic Manager” has the meaning set forth in Section 4.01(a)(ii).

“PanOptic Member” means PanOptic Health, LLC., together with its respective successors and Permitted Transferees.

“Partnership Representative” has the meaning set forth in Section 7.03.

“Permitted Transferee” means, with respect to each Member, (a) a corporation, limited liability company or partnership, the stockholders, members or partners of which include only the direct or indirect stockholders, members or partners of such Member or (b) any Affiliate of such Member.

“Person” means any individual or Entity and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Preemptive Right” has the meaning set forth in Section 3.02(b).

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.

“Proposed Issuance Notice” has the meaning set forth in Section 3.02(b).

“Regulations” means the Treasury Regulations promulgated under the Code.

7

“Reserves” means the amount of proceeds that the Board of Managers determines in its sole discretion is reasonably necessary to be maintained by the Company for the purpose of paying reasonably anticipated Company Expenses, liabilities and obligations of the Company regardless of whether such Company Expenses, liabilities and obligations are actual or contingent.

“Roll-Up Transaction” has the meaning set forth in Section 13.16.

“Securities” means securities of every kind and nature, including stock, interests, notes, bonds, evidences of indebtedness, options to acquire any of the foregoing, and other business interests of every type, including interests in any Entity.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Subsidiary” means, with respect to any specified Entity, any other Entity in which such specified Entity, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Entity.

“Substituted Member” has the meaning set forth in Section 8.02.

“Tag-Along Notice” has the meaning set forth in Section 8.04(b)(i).

“Tag-Along Notice Period” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Offer” has the meaning set forth in Section 8.04(b)(ii).

“Tag-Along Percentage” means a fraction, expressed as a percentage, the numerator of which is the number of Units proposed to be sold by the Tag-Along Seller, and the denominator of which is the total number of Units held by the Tag-Along Seller at such time.

“Tag-Along Portion” means, with respect to any Tagging Person in a Tag-Along Sale, the product of (a) the Tag-Along Percentage and (b) the number of Units held by the Tagging Person immediately prior to such Tag-Along Sale.

“Tag-Along Response Notice” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Right” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Sale” has the meaning set forth in Section 8.04(a).

“Tag-Along Seller” has the meaning set forth in Section 8.04(a).

“Tagging Person” has the meaning set forth in Section 8.04(a).

8

“Tax Amount” means the excess of (a) the product of (i) the Board of Managers’ estimate of taxable income allocated to a Member for the Fiscal Year through the end of the month in which such distribution is made, multiplied by (ii) the highest marginal federal, state and local income tax rate applicable to individuals or corporations resident in New York, New York, the sole assets of which are Units in effect for the Fiscal Year of the distribution, over (b) the amount of distributions previously made to such Member pursuant to Section 5.03 during the Fiscal Year with respect to which the distribution is being made.

“Tax Distribution” has the meaning set forth in Section 5.03.

“Transfer” means to, directly or indirectly, transfer, sell, assign, exchange, hypothecate, pledge or otherwise encumber or dispose of.

“Units” means an ownership interest in the Company, including any and all benefits to which the holder of such Unit may be entitled under this Agreement, together with all obligations of such holder to comply with the terms and conditions of this Agreement.

“Unit Percentage” of any Member at any time means a fraction, expressed as a percentage, the numerator of which is the aggregate number of Units held by such Member at such time, and the denominator of which is the aggregate number of all Units held by all Members at such time.

ARTICLE II
ORGANIZATION

Section 2.01 Formation of Company. The Company has been formed pursuant to the Act. The rights and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.02 Name. The name of the Company is “SyncHealth MSO, LLC.” The Company Business shall be conducted under such name or under such other names as the Board of Managers may deem appropriate in compliance with applicable law. The name of the Company and its Subsidiaries shall not include, nor shall any business of the Company or any of its Subsidiaries be conducted under any name that includes, the name of any Member without such Member’s prior written consent, which may be withheld or withdrawn in such Member’s sole discretion.

Section 2.03 Office; Agent for Service of Process. The address of the Company’s registered office in Delaware is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name and address of the registered agent in Delaware for service of process are the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The Board of Managers may change the registered office and the registered agent of the Company from time to time. The Company shall maintain a principal place of business and office(s) at such place or places as the Board of Managers may from time to time designate.

Section 2.04 Term. The Company commenced on the date of the filing of the Certificate, and the term of the Company shall continue until the dissolution of the Company in accordance with the provisions of Article IX or as otherwise provided by law.

9

Section 2.05 Purpose and Scope.

(a) The purpose and business of the Company (the “Company Business”) is to engage in any lawful business or activity for which a limited liability company may be organized under the Act.

(b) Except as expressly set forth in Section 2.07, the Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the Company Business and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board of Managers pursuant to this Agreement, including pursuant to Section 2.06.

Section 2.06 Authorized Acts. In furtherance of the Company Business, but subject to any applicable provisions of this Agreement, the Board of Managers, on behalf of the Company, is hereby authorized and empowered:

(a) to do any and all things and perform any and all acts necessary or incidental to the Company Business;

(b) to enter into, and take any action under, any contract, agreement or other instrument as the Board of Managers shall determine to be necessary or desirable to further the objects and purposes of the Company, including contracts or agreements with any Member or prospective Member so long as such contracts and agreements are on commercially reasonable and arm’s-length terms;

(c) to open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d) to hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;

(e) to incur expenses and other obligations on behalf of the Company and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

(f) to borrow money, guarantee any obligation or grant a security interest in the Company’s assets, which borrowing, guarantee or security interest shall be on such terms as the Board of Managers shall determine;

(g) to bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;

(h) to establish Reserves for contingencies and for any other purpose of the Company;

10

(i) to prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(j) to determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and

(k) to act for and on behalf of the Company in all matters incidental to the foregoing.

Section 2.07 Unanimous Manager Approvals. Notwithstanding anything to the contrary herein or otherwise, no resolutions shall be passed or decision taken by the Board of Managers either at a meeting of the Board of Managers or its committee or by circulation in respect of any of the following matters unless both the Alliance Manager and the PanOptic Manager shall have voted in favor of such resolution or decision:

(a) Dissolution, liquidation, reorganization merger, amalgamation, or restructuring of the Company;

(b) Disposition of substantially all of the assets of the Company, except in the ordinary course of the normal business of the Company;

(c) Making capital calls on the Members;

(d) Changing the nature or scope of the Company Business or ceasing to carry on the Company Business, or entering into any business other than the Company Business;

(e) Amendments to the Agreement including any variations of rights attaching to Units in the Company and change in capital structure of the Company;

(f) Disagreement relating to matters of joint responsibilities of the Alliance Member and the PanOptic Member, including without limitation those disagreements arising out of or in connection with the Transaction Documents;

(g) Litigation;

(h) Distributions or other distribution of any Equity Securities;

(i) Transfer of any Company-owned “Intellectual Property” (as that term is defined in the Contribution Agreement) to any third party except for, without limitation, grant of licenses for distributorship, agency, reselling arrangement and/or franchises by the Company in the ordinary course of business;

(j) Increase any Company employee salaries;

(k) Incur debt in excess of $5,000.00;

(l) Approve the Transfer any Units; or

(m) Admit any Additional Member or Substituted Member.

11

Section 2.08 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on the last day of each calendar year unless, for U.S. federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for U.S. federal income tax purposes and for accounting purposes.

ARTICLE III

CONTRIBUTIONS

Section 3.01 Contributions. The Members have made Contributions as reflected in the register of the Company, which shall be maintained by the Company in accordance with Article VII (the “Company Register”).

Section 3.02 Additional Contributions; Preemptive Rights; Additional Members.

(a) No Member shall be required to make any Additional Contributions to the Company. In addition, no Member shall be permitted to make any Additional Contributions to the Company without the consent of the Board of Managers. The Board of Managers, subject to the Preemptive Right provided for in Section 3.02(b), shall have the authority to issue Units or other equity securities of the Company, including any security or instrument convertible into equity securities of the Company (“Equity Securities”), in such amounts and at a purchase price per Unit or other Equity Security as determined by the Board of Managers and to amend this Agreement accordingly.

(b) In the event that the Board of Managers determines to issue additional Units or other Equity Securities of the Company to any Member or any of its Affiliates, the Board of Managers shall provide written notice thereof to the Members at least ten (10) Business Days prior to the date of such issuance (the “Proposed Issuance Notice”). From the date of its receipt of the Proposed Issuance Notice, each Member shall have the right (a “Preemptive Right”) to purchase such additional Units or other Equity Securities up to an amount equal to its Unit Percentage, exercisable by notice given to the Company, which shall be an irrevocable election, within ten (10) Business Days after its receipt of the Proposed Issuance Notice. If any Member elects not to exercise its Preemptive Right for the full amount of Units or Equity Securities it is entitled to purchase, the other exercising Members may elect to purchase such Units or Equity Securities on a pro rata basis by indicating such intention in the notice delivered to the Company pursuant to this Section 3.02(b).

(c) Notwithstanding anything to the contrary, if the Board of Managers determines that complying with the provisions of Section 3.02(b) would be materially detrimental to the Company in light of the circumstances, the Company may issue additional Units or other Equity Securities subject to the Preemptive Rights under this Section 3.02 to any Member or its Affiliates without first offering such additional Units or other Equity Securities to any Members or complying with the procedures of Section 3.02(b), so long as each Member receives prompt written notice of the consummation of such issuance and thereafter is given the opportunity to purchase additional Units or other Equity Securities it would have been entitled to purchase pursuant to Section 3.02(b).

12

(d) Each new member to be admitted to the Company (each an “Additional Member”) shall execute and deliver a written instrument satisfactory to the Board of Managers, whereby such Additional Member shall become a party to this Agreement, as well as any other documents required by the Board of Managers. Upon execution and delivery of a counterpart of this Agreement and acceptance thereof by the Board of Managers, such Person shall be admitted as a Member. Each such Additional Member shall thereafter be entitled to all the rights and subject to all the obligations of a Member as set forth herein.

Section 3.03 Interest Payments. No interest shall be paid to any Member on any Contributions. All Contributions shall be denominated in U.S. dollars.

Section 3.04 Ownership and Issuance of Units.

(a) The Company has issued Units to each Member in respect of the Interest of such Member. Each Member owns that number of Units as appears next to its name on the Company Register. As of the date hereof (and after giving effect to the transactions consummated under the Transaction Documents), Schedule I sets forth a list of all the Members and the number of Units owned by such Member.

(b) The Board of Managers may issue up to One Million Units in accordance with the terms of this Agreement.

Section 3.05 Voting Rights. All Members shall be entitled to one vote for each Unit held by them, respectively, for any matter for which approval of the Members is required by the Act or this Agreement and shall not be entitled to any separate class or series votes or approval rights.

Section 3.06 Withdrawals. Except as explicitly provided elsewhere herein, no Member shall have any right (a) to withdraw as a Member from the Company, (b) to withdraw from the Company all or any part of such Member’s Contributions, (c) to receive property other than cash in return for such Member’s Contributions or (d) to receive any distribution from the Company, except in accordance with Article V and Article IX.

Section 3.07 Limited Liability. Except as explicitly provided elsewhere herein or in the Act, no Member shall be liable for any debts, liabilities or obligations of the Company whatsoever, whether arising in contract, tort or otherwise. Each of the Members acknowledges that its Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.

Section 3.08 Loans. Any Member may (with the consent of the Board of Managers), but shall not be required to, make loans to the Company for any purpose (each a “Member Loan” and collectively, the “Member Loans”). In respect of any such Member Loans, each lending Member shall be treated as a creditor of the Company. Such Member Loans shall be repaid as and when the Company has funds available therefor as reasonably determined by the Board of Managers in its sole discretion, but prior to any further distributions to the Members (other than Tax Distributions), unless otherwise agreed by such lending Members. Such Member Loans shall bear interest and be subject to other rights and obligations as agreed to by the Member making such Member Loan and the Board of Managers; and the principal and interest thereon shall constitute obligations of the Company. Any such Member Loans shall not increase such Members’ Contributions or entitle such Members to any increase in such Members’ share of the profits of the Company nor subject such Members to any greater proportion of the losses of the Company.

13

Section 3.09 Capital Accounts. There shall be established and maintained for each Member a separate capital account (“Capital Account”). There shall be added to the Capital Account of each Member (a) such Member’s Contributions, (b) such Member’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to the Member pursuant to Section 6.03, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. There shall be subtracted from the Capital Account of each Member (a) the amount of any money, and the Gross Asset Value of any other property, distributed to such Member, (b) such Member’s distributive share of Net Loss and any item in the nature of loss or expense that is specially allocated to such Member pursuant to Section 6.03, and (c) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member of the Company. The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any liability for purposes of this Section 3.09, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. In the event of a Transfer in accordance with Section 8.01, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest. The Capital Account balances as of the date hereof (and after giving effect to the transactions consummated under the Conversion Agreements, the Settlement Agreement and the Recapitalization Agreement) are set forth on Schedule I.

Section 3.10 Negative Capital Accounts. If any Member has a negative capital account balance (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), to the extent allowed by law, including without the limitation the Code and any Regulations, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such negative capital account balance, and such negative capital account balance shall not be considered a debt owed to the Company, to any Member or to any other person for any purpose whatsoever.

Section 3.11 Repurchase or Cancellation of Units. The Units may be subject to transfer between the Members, repurchase or cancellation as determined by the Board of Managers or pursuant to any written agreement with the Company or any of its Subsidiaries, including pursuant to the Transaction Documents or any Employee Equity Plans and any document referred to therein.

14

Section 3.12 PanOptic Member Non-Compete. During the term of this Agreement and for a period of three (3) years following the termination of this Agreement, irrespective of the time, manner, or method of such termination, the PanOptic Member, shall not, without the express written consent of the Alliance Member and Trxade, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business or entity which competes directly or indirectly with the business of the Company, the Alliance Member or Trxade (collectively, the “Beneficiaries”), as such activities would necessarily harm the protectible business interests of the Beneficiaries. Given the national nature of the Beneficiaries’ businesses, the only geographic limitation of the non-competition provision is that of the United States, and such provision shall be presumed effective nationwide. The restrictions in this provision are necessary to allow the Beneficiaries sufficient time to protect their legitimate interests in a business relationship established or being established with companies, clients, customers, and applicants by affording reasonable time for the Beneficiaries to develop their personal and business relations between the Beneficiaries and their existing potential companies, clients, customers and applicants. The PanOptic Member further acknowledges and agrees that, by virtue of its position, its services and access to and use of the Beneficiaries’ good will, any violation by it of any of the provisions of this Section 3.12 would cause the Beneficiaries immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, the PanOptic Member agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any such provisions. The PanOptic Member waives posting by any party hereto of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 3.12 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

ARTICLE IV
MANAGEMENT

Section 4.01 Management and Control of the Company.

(a) (i) The Members have established the Company as a “managers-managed” limited liability company and have agreed to initially designate a board of managers (the “Board of Managers”) of up to three (3) Persons to manage the Company and its and its Subsidiaries’ business and affairs. Each of the Persons appointed to the Board of Managers is referred to herein as a “Manager.” Each Manager shall have one vote for any matter for which approval of the Board of Managers is required by the Act or this Agreement. The size of the Board of Managers may be increased or decreased only with the unanimous written consent of both the Alliance Manager and the PanOptic Manager.

(ii) The Alliance Member shall have the right but not the obligation to designate one of the Managers (the “Alliance Manager”), and the PanOptic Member shall have the right but not the obligation to designate one of the Managers (the “PanOptic Manager”). The Alliance Manager and the PanOptic Manager shall mutually agree on the third Manager (the “Independent Manager”). The Independent Manager may only be removed by the unanimous consent of the Alliance Member and the PanOptic Member, in their sole discretion. None of the Managers, Members and no officer, director, manager, stockholder, partner, member, employee or agent of any Member makes any representation or warranty as to the fitness or competence of the designee of any party hereunder to serve on the Board of Managers by virtue of such party’s execution of this Agreement or by the act of such party in designating such designee pursuant to this Agreement.

15

(iii) If at any time any Manager ceases to serve on the Board of Managers (whether due to death, resignation or removal), then only the Member(s) responsible for the designation of such Manager pursuant to Section 4.01(a)(ii) shall be entitled to designate a replacement for such Manager by written notice to each of the Members. The Member(s) entitled to designate a Manager under Section 4.01(a)(ii), and only such Member(s), shall be entitled to remove its or their designated Manager, at any time and from time to time, with or without cause, in its or their sole discretion, and shall give written notice of such removal to each of the Members. If at any time an individual serving as the Independent Manager ceases to be a Manager for any reason, the Company and each Member agrees promptly to act in accordance with the provisions hereof to cause the election of an individual as the Independent Manager. The Board of Managers shall initially be comprised of the individuals set forth on Schedule II, which schedule shall be updated from time to reflect any changes to the Board of Managers pursuant to this Section 4.01.

(iv) The Board of Managers shall have the exclusive right to manage and control the Company, subject to any other provisions herein specifically requiring the approval of the Members. The Board of Managers shall have the right to perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company, as specified in Sections 2.05 and 2.06, and the Board of Managers, acting as a body pursuant to this Agreement, shall constitute a “manager” of the Company within the meaning of the Act; provided, however, that no individual Manager shall have the authority or right to act for or bind the Company without the requisite consent of the Board of Managers.

(v) Any action, consent, approval, election, decision or determination to be made by the Board of Managers under or in connection with this Agreement (including any act by the Board of Managers within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company), shall be in the sole and absolute discretion of the Board of Managers.

(vi) Meetings of the Board of Managers are expected to be held on a quarterly basis, but in any event shall be held not less than annually, when called by either the Alliance Member, the PanOptic Member or any member of the Board of Managers, upon not less than ten (10) business days’ advance written notice to the Managers. Attendance at any meeting of the Board of Managers shall constitute waiver of notice of such meeting. Additionally, a waiver of such notice in writing signed by the Manager entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. The quorum for a meeting of the Board of Managers shall be each of the Alliance Member and the PanOptic Member. Members of the Board of Managers may participate in any meeting of the Board of Managers by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. All action taken by the Board of Managers shall be by a simple majority of the voting power represented by the Managers present at a meeting thereof in person or by telephone or similar communications equipment.

16

(vii) The Board of Managers may create and maintain committees, including an executive committee, an audit committee and compensation committee.

(viii) The Board of Managers may also take action without any meeting of the members of the Board of Managers (or such other governing body) by written consent of all of the Managers setting forth the action to be approved.

(ix) The Company shall pay or cause to be paid all reasonable out-of-pocket expenses incurred by each Manager in connection with traveling to and from and attending meetings of the Board of Managers (and any committee thereof) and while conducting business at the request of the Company.

(b) No Member, in its capacity as such, shall participate in or have any control over the Company Business. Each such Member hereby consents to the exercise by the Board of Managers of the powers conferred upon the Board of Managers by this Agreement. The Members, in their capacities as such, shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall not have any authority or right, in their capacities as Members of the Company, to act for or bind the Company.

(c) The Board of Managers is authorized to appoint any person as an officer of the Company who shall have such powers and perform such duties incident to such person’s office as may from time to time be conferred upon or assigned to it by the Board of Managers and assign in writing titles (including Chief Executive Officer, President, Vice President, Secretary and Treasurer) to any such person. Any appointment pursuant to this Section 4.01(c) may be revoked at any time by the Board of Managers. In addition, the Board of Managers is authorized to employ, engage and dismiss, on behalf of the Company, any Person, including an Affiliate of any Member if on commercially reasonable and arm’s-length terms, to perform services for, or furnish goods to, the Company. Unless the Board of Managers states otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.

Section 4.02 Actions by the Board of Managers. Except as may be expressly limited by the provisions of this Agreement, including Section 4.01, each Manager is specifically authorized to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and matters approved by the Board of Managers with respect to the Company.

17

Section 4.03 Expenses.

(a) The Company shall pay for any and all expenses, costs and liabilities incurred in the conduct of the business of the Company in accordance with the provisions hereof (collectively, “Company Expenses”), including:

(i) all routine administrative and overhead expenses of the Company, including fees of auditors, attorneys and other professionals, expenses incurred by the Partnership Representative and expenses associated with the maintenance of books and records of the Company and communications with Members;

(ii) all expenses incurred in connection with any litigation involving the Company and the amount of any judgment or settlement paid in connection therewith;

(iii) all expenses for indemnity or contribution payable by the Company to any Person, whether payable under this Agreement or otherwise and whether payable in connection with any litigation involving the Company;

(iv) all expenses incurred in connection with any indebtedness of the Company; and

(v) all expenses incurred in connection with any liquidation, dissolution or winding up of the Company.

(b) If the Board of Managers shall determine that funds are necessary to pay any Company Expense, then the Company may borrow funds from any Person, including any Member in accordance with Section 3.08, for the purpose of paying such Company Expense.

Section 4.04 Exculpation.

(a) Subject to applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them in good faith (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b) To the extent that, at law or in equity, any Indemnified Party has duties and liabilities relating thereto to the Company or to any Member, such Indemnified Party acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

18

Section 4.05 Indemnification.

(a) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against the Board of Managers or any individual Manager, any officer of the Company or the Alliance Member in its role as Partnership Representative, any Affiliate thereof and their respective officers, directors, employees, shareholders, partners, managers and members (each, an “Indemnified Party”, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 4.05 and Sections 4.04 and 4.07), from and against any loss or damage incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company Business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b) The satisfaction of any indemnification obligation pursuant to Section 4.05(a) shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees are entitled to indemnification) and no Member, in such capacity, shall be subject to personal liability therefor.

(c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

(d) The Company shall purchase and maintain insurance on behalf of all officers, Managers and other Indemnified Parties against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities.

Section 4.06 Business Opportunity. The Company and each Member renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest (including any matter, transaction or interest complementary to or competitive with the business of the Company or any of its Subsidiaries) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of any Manager or Member or any of their Affiliates or any of their respective partners, members, directors, stockholders, employees or agents.

19

Section 4.07 Limitation of Liability and Fiduciary Duties. Each Manager shall have the same fiduciary duties as a member of a board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor provisions); provided, however, that, without limiting the generality of the foregoing, whenever the Board of Managers approves or disapproves any action, each Manager shall be entitled to consider such Manager’s own interests or the interests of the Member that designated such Manager. The Company and each Member agree that the provisions of this Agreement (including fiduciary duties) or liabilities of an Indemnified Party that may otherwise exist at law or in equity, shall replace such other duties and liabilities of such Indemnified Party.

ARTICLE V
DISTRIBUTIONS

Section 5.01 Distributions Generally. The Members shall be entitled to receive distributions, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Board of Managers, out of funds of the Company legally available therefor, net of any Reserves, payable on such payment dates to Members on such record date as shall be determined by the Board of Managers. All determinations made pursuant to this Article V shall be made by the Board of Managers in its sole discretion. To the extent that the Board of Managers determines that any distributions shall be made to the Members, such distributions shall be made in accordance with the provisions of this Article V. Notwithstanding the foregoing, except as set forth in Section 5.03 and Section 5.04, no distributions shall be made until and unless there is no breach or default of any Transaction Document by either the Company or PanOptic and all Gross Revenue Quotas (as defined in the Letter Agreement) have been met.

Section 5.02 Distributions. Any distributions (other than Tax Distributions made pursuant to Section 5.03) to the Members shall be distributed as follows:

(a) first, to the Members in proportion to their respective Capital Accounts up to the amount of their Capital Accounts;

(b) second, all remaining distributions to all Members, pro rata, in accordance with their Unit Percentage.

Section 5.03 Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, the Board of Managers shall make a distribution to the extent of available cash (each, a “Tax Distribution”), at the same time and with the same priority, to the Members, pro rata, in accordance with their relative Tax Amounts, until each Member has received an amount equal to its Tax Amount. Any such Tax Distributions shall reduce distributions otherwise made to a recipient Member under this Agreement as set forth in Section 5.02, so that the cumulative amount distributed to each Member pursuant to this Agreement will be the same as such Member would have received if no distributions had been made pursuant to this Section 5.03, but, for the avoidance of doubt, nothing in this sentence shall require a Member to give back any amounts previously distributed to such Member pursuant to this Section 5.03.

20

Section 5.04 Distributions of Securities. The Board of Managers is authorized, in its sole discretion, to make distributions to the Members in the form of Securities or other property received or otherwise held by the Company; provided, however, that, in the event of any such non-cash distribution, such Securities or other property shall be valued at the fair market value thereof (as determined by the Board of Managers) and shall be distributed to the Members in the same proportion that cash received upon the sale of such Securities or other property at such fair market value would have been distributed pursuant to Section 5.02.

Section 5.05 Withholding of Certain Amounts.

(a) Notwithstanding anything to the contrary contained herein, the Board of Managers may withhold from any distribution to any Member contemplated by Sections 5.02 or 5.03 of this Agreement any amounts due from such Member to the Company or to any other Person in connection with the Company Business to the extent not otherwise paid. Any amount withheld pursuant to this Section 5.05(a) shall be applied by the Board of Managers to discharge the obligation in respect of which such amount was withheld.

(b) Notwithstanding anything to the contrary contained herein, all amounts withheld by the Board of Managers pursuant to Section 5.05(a) with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.

Section 5.06 Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board of Managers on behalf of the Company, shall not make a distribution to any Member if such distribution would violate the Act or other applicable law.

Section 5.07 Withholding Tax Payments and Obligations. In the event that withholding taxes are paid or required to be paid in respect of amounts distributed by the Company, such payments or obligations shall be treated as follows:

(a) Payments by the Company. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member rather than paid over to the taxing authority.

(b) Payments to the Company. If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Member shall be treated as having received a distribution pursuant to Section 5.02 equal to the portion of the withholding tax allocable to such Member, as reasonably determined by the Board of Managers.

21

(c) Over-withholding. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s interest in the Company, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(d) Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 5.07(a) or (b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the lesser of (i) the Prime Rate in effect from time to time plus two percent (2%), compounded quarterly, and (ii) the highest rate per annum permitted by law. The Board of Managers may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(e) Indemnity. In the event that the Company, or the Board of Managers or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall indemnify and hold harmless the Company, or the Board of Managers, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 5.07(e) shall survive the termination of the Company and the withdrawal of any Member.

ARTICLE VI
ALLOCATIONS

Section 6.01 General Application. Except as explicitly provided elsewhere herein, the items of income, gain, loss or deduction of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Member pursuant to Article IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 9.03(c)(ii) to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of the assets.

Section 6.02 Loss Limitation. Notwithstanding anything to the contrary in Section 6.01 but subject to the last sentence of this Section 6.02, the amount of items of Company expense and loss allocated pursuant to Section 6.01 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.02 shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter to the Members in a manner determined in good faith by the Board of Managers taking into account the relative economic interests of the Members of the Company.

22

Section 6.03 Special Allocations. The following special allocations shall be made in the following order and immediately prior to the general allocations of Section 6.01:

(a) Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VI, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b) Qualified Income Offset. Notwithstanding any other provision of this Article VI, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.03(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if this Section 6.03(c) were not in this Agreement.

(d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated to the Members in a manner determined in good faith by the Board of Managers taking into account the relative economic interests of the Members of the Company.

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

23

The allocations pursuant to Sections 6.03(a), 6.03(b) and 6.03(c) shall be comprised of a proportionate share of each of the Company’s items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 6.03 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) of the definitions of “Net Income” and “Net Loss.” For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section 6.03(e).

Section 6.04 Transfer of Interest. In the event of a transfer of all or part of an interest (in accordance with the provisions of this Agreement) or the admission of an Additional Member (in accordance with the provisions of this Agreement) the Company’s taxable year shall close with respect to the transferring Member, and such Member’s distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined using the interim closing of the books method under Section 706 of the Code and Regulations Section 1.706-1(c)(2)(i). Except as otherwise provided in this Section 6.04, in all other cases in which it is necessary to determine the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Regulations thereunder.

Section 6.05 Tax Allocations.

(a) Section 704(b) Allocations.

(i) Except as provided in Section 6.05(b) below, each item of income, gain, loss, deduction or credit for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 6.03 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item.

(ii) (A) If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset,

(1) the portion of the gain on such sale which is allocated to a Member pursuant to Section 6.01 or Section 6.03 shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and

(2) if, for U.S. federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 6.05(a)(ii)(A)(1) shall be comprised of a proportionate share of both such types of gain.

24

(B) For purposes of this Section 6.05(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for U.S. federal income tax purposes, (1) is treated as ordinary income under Section 1245 of the Code, (2) is treated as ordinary income under Section 1250 of the Code, or (3) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(b) Section 704(c) Allocations. In the event that any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made using any method or methods selected by the Board of Managers that complies with Section 704(b) and Section 704(c) of the Code and the Regulations promulgated thereunder.

(c) Credits. All tax credits shall be allocated among the Members consistent with the other allocations pursuant to this Article VI and applicable law.

(d) Capital Accounts. The tax allocations made pursuant to this Section 6.05 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

Section 7.01 Books and Records. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Subject to reasonable confidentiality restrictions and other reasonable standards, in each case established by the Board of Managers (including as permitted by Section 18-305(c) of the Act), each Member and its respective agents and representatives shall be afforded access to the Company’s books and records applicable to such Member for any proper purpose reasonably related to such Member’s Interest as a Member of the Company (as determined by the Board of Managers in its sole discretion), at any reasonable time during regular business hours upon reasonable written notice to the Board of Managers.

Section 7.02 Tax Returns. The Company shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Company shall cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within ninety (90) days following the end of each Fiscal Year, and a final version thereof to be delivered to the Members within sixty (60) days following the issuance of year-end, audited consolidated financial statements for the Company (together with a copy of the Company’s federal income tax return and any relevant state K-1 tax information). Each Member shall furnish to the Company all pertinent information in its possession that is necessary to enable the Company’s tax returns to be prepared and filed.

25

Section 7.03 Tax Controversies. The Alliance Member is hereby designated the “Partnership Representative” and shall serve as the Partnership Representative tax matters partner (as defined in the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by Partnership Representative in its sole discretion. If the Alliance Member ceases to be the Partnership Representative for any reason, the Alliance Member shall appoint a new Partnership Representative. The Partnership Representative may resign at any time.

Section 7.04 Accounting Methods; Elections. The Board of Managers shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns.

Section 7.05 Partnership Status. The Members intend, and the Company shall take no position inconsistent with, treating the Company as a partnership for United States federal, state and local income and franchise tax purposes prior to an Initial Public Offering or Roll-Up Transaction.

Section 7.06 Confidentiality. Each Member agrees to keep confidential, and not to disclose to any Person, any matter relating to the Company or any of its Subsidiaries, or their respective affairs (other than disclosure to such Member’s advisors responsible for matters relating to the Company or its Subsidiaries and who need to know such information in order to perform such responsibilities (each such Person being hereinafter referred to as an “Authorized Representative”)); provided, however, that such Member or any of its Authorized Representatives may make such disclosure to the extent that (a) the information being disclosed is in connection with such Member’s tax returns, (b) such disclosure is to an Affiliate of such Member or any officer, director, shareholder or partner of such Member or its Affiliates, (c) the information being disclosed is otherwise generally available to the public, (d) such disclosure is requested by any governmental body, agency, official or authority having jurisdiction over such Member or (e) such disclosure, based upon the advice of legal counsel of such Member or Authorized Representative, is otherwise required by law or statute. Prior to making any disclosure described in clause (e) of this Section 7.06, each Member shall notify the Board of Managers of such disclosure and of such advice of counsel. Each Member shall use all reasonable efforts to cause each of its Authorized Representatives to comply with the obligations of such Member under this Section 7.06. In connection with any disclosure described in clauses (d) or (e) above, the disclosing Member shall cooperate with the Company in seeking any protective order or other appropriate arrangement as the Board of Managers may request. Notwithstanding anything to the contrary, this Section 7.06 shall not prevent the Company or the Members from disclosing any matter relating to the Company or any of its Subsidiaries or their respective affairs on a confidential basis to (i) the lenders of a Member or its Affiliates, (ii) limited partners or prospective limited partners or investors of a Member or its Affiliates in connection with fundraising efforts or reporting requirements, (iii) potential purchasers of interests in the Company, or (iv) financing sources to the Company or any of its Subsidiaries.

26

Section 7.07 Financial Reports. The Company will deliver, or will cause to be delivered, the following to each Member:

(a) within 60 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company; and

(b) within 10 days after the end of each monthly accounting period in each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current Fiscal Year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

ARTICLE VIII
TRANSFERS

Section 8.01 Transfer in General.

(a) Except as expressly contemplated by this Agreement or with the approval of the Board of Managers, for a period of Twenty Four (24) months following the Effective Date, no Member may Transfer any of its Units except (i) pursuant to Section 8.04 in its capacity as a Tagging Person, (ii) pursuant to Section 8.06 to its Permitted Transferees or (iii) pursuant to Section 13.16 in connection with an Initial Public Offering or Roll-Up Transaction.

(b) A permitted Transfer of Units pursuant to Section 8.01(a) shall be effective as of the date of (i) compliance with the conditions to such transfer referred to in this Section 8.01 and (ii) admission of the Substituted Member pursuant to Section 8.02. All tax items for the partnership taxable year of such Transfer shall be allocated between the transferor and the transferee according to any method permissible under Section 706 of the Code (which method shall be agreed upon between the transferor and the transferee). Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the transferee.

27

(c) Any Member who effectively Transfers any Units pursuant to this Article VIII shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 3.07, 4.04, 4.05 and 4.07 shall continue to inure to such Person’s benefit). Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability or obligation of such Member to the Company or any of its Subsidiaries or the other Members with respect to such Units that may exist on the date of such Transfer or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any of its Subsidiaries or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in other agreements with the Company or any of its Subsidiaries.

(d) In addition to any other restrictions on Transfer imposed by this Agreement, (i) no Member may Transfer any Unit (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Board of Managers, if requested, an opinion of counsel (reasonably acceptable in form and substance to the Board of Managers) that neither registration nor qualification under the Securities Act or applicable state securities laws is required in connection with such Transfer and (ii) no Member may Transfer any Unit if such action would cause the Company to be taxable as a “publicly traded partnership” under the Code. The Board of Managers may waive such opinion requirement on advice of counsel acceptable to the Board of Managers.

Section 8.02 Admission of Members. A Person may be admitted to the Company as a Member (i) in connection with the Transfer of any Units to such Person as permitted under the terms of this Agreement (a “Substituted Member”) or (ii) in connection with the issuance of new Units by the Company to an Additional Member, in each case upon executing (x) a counterpart to this Agreement, accepting and agreeing to be bound by all of the terms and conditions hereof, or an amendment to this Agreement if so determined in the discretion of the Board of Managers, and (y) such other documents or instruments as the Board of Managers determines are necessary or appropriate to effect such Person’s admission as a Member and to ensure restraint on alienation consistent with the language and intent of this Agreement. Such admission shall become effective on the date on which the Board of Managers determines in its sole discretion that such conditions have been satisfied and when such admission is shown on the books and records of the Company.

Section 8.03 Transfers in Violation of Agreement. Any Transfer or attempted Transfer in violation of this Article VIII shall be void, and the Company shall not record such purported Transfer on its books or treat any purported transferee as the owner of any Units subject to such purported Transfer.

Section 8.04 Tag-Along Rights.

(a) Subject to Sections 8.01, 8.04(f) and 8.05, and after the provisions of Section 8.07 have been complied with and any transactions entered into thereunder have been consummated, if any Member holding a Unit Percentage in excess of Fifty Percent (50%) proposes to Transfer more than fifty percent (50%) of the Units held by it at any time (a “Tag-Along Sale”), each Other Member may elect, at its option, to participate in the proposed Transfer in accordance with this Section 8.04 (each such electing other Member, a “Tagging Person” and the selling Member, the “Tag-Along Seller”) for the consideration per Unit provided by Section 8.04(b)(v).

28

(b) (i) The Tag-Along Seller shall provide each other Member written notice (“Tag-Along Notice”) of the terms and conditions of the Tag-Along Sale and offer each other Member the opportunity to participate in such Transfer and to receive the same consideration, rights and benefits to be received by the Tag-Along Seller in accordance with this Section 8.04.

(ii) The Tag-Along Notice shall identify the number of Units proposed to be Transferred by the Tag-Along Seller (a “Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, the name of the proposed Transferee and all other material terms and conditions of the Tag-Along Offer.

(iii) From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller, which shall be an irrevocable election, within ten (10) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer the number of Units held by such Tagging Person as is specified in the Tag-Along Response Notice. Each Tagging Person shall be entitled to include in the Tag-Along Response Notice, and sell in the Tag-Along Sale, an amount up to its Tag-Along Portion of Units and each Tag-Along Seller shall be entitled to sell the number of Units which it proposed to be Transferred as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion or the portion thereof elected to be included by such Tagging Person, which shall not exceed its Tag-Along Portion). Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Units to be sold in such Tag-Along Sale. Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with the Tag-Along Response Notice, a limited power-of-attorney authorizing the Tag-Along Seller to Transfer the Units of such Tagging Person to be included in the Tag-Along Sale, on the terms set forth in the Tag-Along Notice, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Units pursuant to the Tag-Along Notice, and other documents requested by the Tag-Along Seller. Delivery of the Tag-Along Response Notice shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person, and such other documents requested by the Tag-Along Seller.

(iv) If, at the end of a 90-day period after such delivery of such Tag-Along Response Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of ten (10) days after all such approvals have been received), the Tag-Along Seller have not completed the Transfer of all such Units, on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (A) return to each Tagging Person the limited power-of-attorney that such Tagging Person delivered pursuant to this Section 8.04(b) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (B) not conduct any Transfer of Units without again complying with this Section 8.04(b), if applicable.

29

(v) In the event a Tag-Along Sale is consummated, each Member shall receive in exchange for the Units sold by such Member an amount equal to the amount such Member would have received in respect of such Member’s sold Units if the aggregate consideration from the Tag-Along Sale had been distributed by the Company in complete liquidation pursuant to Section 9.03; provided that, if less than all of the Units of the Company are included in the Tag-Along Sale, then the allocation of such aggregate consideration shall be determined by the Board of Managers in good faith based on the enterprise value of the Company, which shall be computed based upon the consideration being paid in the Tag-Along Sale, and, if necessary, the type and amount of securities sold by the parties in the Tag-Along Sale will be adjusted in good faith as determined by the Board of Managers.

(c) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof and (ii) remit to the Tagging Persons the total consideration for the Units of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices.

(d) If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Sale, such Member shall be deemed to have waived its rights under Section 8.04(a) with respect to the Transfer of its Units pursuant to such Tag-Along Sale; provided that in no event shall such Member be deemed to have waived its rights under this Section 8.04 with respect to any future Tag-Along Sale.

(e) Notwithstanding anything contained in this Section 8.04, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any limited powers-of-attorney received by the Tag-Along Seller) if the Transfer of Units pursuant to this Section 8.04 is not consummated for whatever reason. Whether to effect a Transfer of Units pursuant to this Section 8.04 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(f) The provisions of this Section 8.04 shall terminate upon the occurrence of the Initial Public Offering and shall not apply to any proposed Transfer of Units to a Permitted Transferee of the Tag-Along Seller; provided that this Section 8.04 shall apply to a subsequent Transfer of Units by such Permitted Transferee other than as provided by this Section 8.04(f).

30

Section 8.05 Representations, Warranties, Covenants and Indemnities in Tag-Along Sales. Notwithstanding anything contained in Sections 8.04 in connection with a Tag-Along Sale under Section 8.04, each Tagging Person or Other Member, as applicable, shall (A) make such representations, warranties and covenants and enter into such definitive agreements as are reasonably required in the proposed Transfer and as are customary for transactions of the nature of the proposed Transfer, provided that if the Tagging Person or Other Members are required to provide any representations or indemnities in connection with such Transfer (other than representations or indemnities concerning each Tagging Person’s or Other Member’s title to its Units being Transferred and its authority, power and right to enter into and consummate the Transfer of such Tagging Person’s or Other Member’s Units without contravention of any law or agreement), which representations and indemnities shall not be any more comprehensive or burdensome than that agreed to by the Tag-Along Seller(s), liability for misrepresentation or indemnity shall (as to such Tagging Person or Other Members) be expressly stated to be several but not joint and each Tagging Person or Other Member shall not be liable for more than its pro rata share (based on the consideration allocated to the Units Transferred, whether directly or indirectly) of any liability for misrepresentation or indemnity, and (B) be required to bear their pro rata share (based on the consideration allocated to the Units Transferred, whether directly or indirectly) of any escrows, holdbacks or adjustments in purchase price.

Section 8.06 Transfers to Permitted Transferees. A holder of Units may Transfer Units to its Permitted Transferees, subject to the conditions that the transferring holder delivers to the Company prior written notice of a proposed Transfer specifying the class and number of Units to be Transferred and the identity of the proposed transferee, together with documentation and appropriate certificates showing, to the reasonable satisfaction of the Board of Managers, that the proposed transferee qualifies as such transferring holder’s “Permitted Transferee,” and the proposed transferee executes and delivers the agreements, documents and other instruments required pursuant to Section 8.02; provided that in case of a Transfer permitted by this Agreement by a Member to a Permitted Transferee, the equity interest in the Permitted Transferee shall be subject to the transfer restrictions set forth in this Article VIII, and such transferring Member shall not Transfer (directly or indirectly) any equity interest in the Permitted Transferee without complying with the provisions of this Article VIII, in each case as if such equity interest were “Units” hereunder (and the provisions of this proviso shall survive such Transfer).

Section 8.07 Right of First Refusal. Subject to the other provisions of this Agreement including without limitation this Article VIII, in the event that a holder of Units (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to the Other Member or its designee(s) pursuant to a written notice (the “ROFR Notice”) provided to the Other Member, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within ten (10) days of receiving the ROFR Notice, the Other Member must either accept or decline the offer and if the Other Member neither accepts nor declines the offer within such ten (10) day period, the offer will be considered declined. If the offer is declined by the Other Member, (i) the Seller shall next offer to sell the Offered Securities to the Company, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the Company declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within ninety (90) days after the Company declines the offer, this Section 8.08 shall again become applicable as if the offer had not been made.

31

Section 8.08 Put/Call. The Put/Call provisions of the Letter Agreement are incorporated herein by reference. Any such Transfer pursuant thereto shall be a Permitted Transfer.

ARTICLE IX
DISSOLUTION; LIQUIDATION

Section 9.01 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of any of the following events:

(a) the decision of the Board of Managers to dissolve the Company provided however that both the Alliance Member and the PanOptic Member must provide written consent for such Dissolution; or

(b) any other event sufficient under the Act to cause the dissolution of the Company.

Notwithstanding anything to the contrary, the occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a Member (or similar Bankruptcy or insolvency event under any law or statute governing such Member) shall not cause such Member to cease to be a Member and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 9.02 Final Accounting. Upon the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

Section 9.03 Liquidation.

(a) Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Article XI, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 9.03(c). Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(b) Upon the dissolution of the Company, the Board of Managers, or, if there is no Board of Managers, a Person selected by the mutual agreement of the Alliance Member and the PanOptic Member, shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

32

(c) The Liquidator shall distribute all proceeds from liquidation in the following order of priority:

(i) first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(ii) second, to the Members in the same manner in which distributions are made pursuant to Article V.

(d) The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article IX, a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator in its reasonable discretion.

Section 9.04 Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 9.03, the Company shall be terminated and the person acting as Liquidator shall cause the cancellation of the Certificate in accordance with the Act and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE X
AMENDMENTS

Section 10.01 Amendments. Except for amendments made by the Board of Managers pursuant to Section 10.02, this Agreement and the Certificate may be modified, amended or any provision hereof or thereof waived from time to time as determined by the Board of Managers; provided, however, that any amendment, modification or supplement that materially and adversely affects a Member or group of Members disproportionately as compared to any other Members or group of Members shall require the prior written consent of such Member or majority-in-interest of such group of Members, respectively, so adversely affected. No course of dealing or course of conduct between or among any Members will be deemed effective to modify, amend or supplement any part of this Agreement or any rights or obligations of any Member under or by reason of this Agreement.

Section 10.02 Amendments by the Board of Managers. The Board of Managers, without the consent or approval at any time of any Member (each Member, by acquiring its Interest, being deemed to consent to any such amendment), may amend any provision of this Agreement or the Certificate, and may execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:

(a) Change in Name or Location. A change in the name of the Company or the location of the principal place of business of the Company;

(b) Change in Members. The admission, dilution, substitution, termination or withdrawal of any Member in accordance with the provisions of this Agreement;

(c) Qualification to do Business. A change that is necessary to qualify the Company as a limited liability company or a company in which the Members have limited liability;

33

(d) Changes Which are Inconsequential, Curative or Required. A change that is:

(i) of an inconsequential nature and does not adversely affect any Member in any material respect;

(ii) necessary or desirable to cure any ambiguity or to correct or supplement any provisions of this Agreement;

(iii) required or specifically contemplated by this Agreement;

(iv) necessary to reflect the current Board of Managers on Schedule II following the designation of a replacement Manager by notice to the Board of Managers and the Members in accordance with the provisions of Section 4.01(a); or

(v) necessary to reflect the current Contributions and number of Units held by each Member on the Company Register, following any change to such items in accordance with the provisions of this Agreement; and

(e) Changes Under Applicable Law. A change in any provision of this Agreement which requires any action to be taken by or on behalf of the Board of Managers or the Company pursuant to the requirements of the Act or any other applicable law if the provisions of applicable law are amended, modified, or revoked so that the taking of such action is no longer required. The authority set forth in this Section 10.02(e) shall specifically include the authority to make such amendments to this Agreement and to the Certificate as the Board of Managers deems necessary or desirable in the event that the Act or any other applicable law is amended or eliminate or change any provision now in effect.

ARTICLE XI
NOTICES

Section 11.01 Method for Notices. All notices, requests or other communications to the Company or any Member shall be in writing (which may include facsimile transmission) and shall be given,

if to the Company, to:

SyncHealth, LLC d/b/a Trxade MSO

2107 Gunn Hwy

Odessa, FL 33556

Attention: Chief Executive Officer

and if to any Member, to the address or facsimile set forth on the Schedules to this Agreement or any other address or facsimile number as a party may hereafter specify for such purpose to the Company.

34

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

ARTICLE XII
REPRESENTATIONS

Section 12.01 Investment Purpose. Each Member represents and warrants to the Company and each other Member that, as of the signing of this Agreement:

(a) if other than an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized;

(b) unless disclosed to the Company in writing on or prior to the date hereof, it is a United States person (as defined in Section 7701(a) of the Code);

(c) it has full power and authority to enter into and perform this Agreement;

(d) all actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

(e) this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member (if such Member is not an individual) and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(f) no consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member;

(g) the signing, delivery and performance of this Agreement do not violate the organizational documents of such Member (if such Member is not an individual) or any material agreement to which such Member is a party or by which it or its assets are bound; and

(h) all representations and warranties made by a Member in the Subscription Agreements are incorporated herein by reference.

Section 12.02 Independent Inquiry. Each Member acknowledges, agrees, represents and warrants that it has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the suitability of this Agreement for such Member and its particular circumstances and has not relied upon any representations or advice by any other Member or their representatives or advisors or the Board of Managers.

35

ARTICLE XIII

GENERAL PROVISIONS

Section 13.01 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 13.02 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

Section 13.03 Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Members entering into this Agreement. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. To the extent that any ambiguity or inconsistency arises with respect to any provision(s) of this Agreement, the Board of Managers shall resolve such ambiguity or inconsistency and such resolution shall be binding upon the Members.

Section 13.04 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

Section 13.05 Relations with Members. Unless named in this Agreement as a Member, or unless admitted to the Company as a Substituted Member or an Additional Member as provided in this Agreement, no Person shall be considered a Member. Subject to Article VIII, the Company and the Board of Managers need deal only with Persons so named or admitted as Members.

Section 13.06 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to any property of the Company.

36

Section 13.07 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted transferees, if any; provided, however, that no Transfer of the Interest of any Member shall be made except in accordance with the provisions of Article VIII.

Section 13.08 Appointment of Board of Managers as Attorney-in-Fact. Each Member (including any Substituted or Additional Member) hereby irrevocably constitutes, appoints and empowers the Board of Managers and its duly authorized officers, managers, agents, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a) any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including amendments required to effect the admission of Additional Members or Substituted Members pursuant to and as permitted by this Agreement or to revoke any admission of a Member which is prohibited by this Agreement or the issuance of any Units or Equity Securities;

(b) any certificate of cancellation of the Certificate that may be necessary upon the termination of the Company;

(c) any business certificate, certificate of formation, amendment thereto, or other instrument or document of any kind necessary to accomplish the Company Business;

(d) all conveyances and other instruments or documents that the Board of Managers deems appropriate or necessary to effectuate or reflect the dissolution, liquidation or winding-up of the Company pursuant to the terms of this Agreement;

(e) compliance with Sections 8.04;

(f) all conveyances and other instruments or documents that the Board of Managers deems appropriate or necessary to effectuate or reflect the conversion, contribution or other actions contemplated by Section 13.16; and

(g) all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement.

The Board of Managers shall not take action as attorney-in-fact for any Member which would in any way increase the liability of the Member beyond the liability expressly set forth in this Agreement or which would diminish the substantive rights of such Member. Each Member authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each Member of the Board of Managers and its duly authorized officers, agents, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement shall be relying upon the power of the Board of Managers and such officers, managers, agents, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the Transfer by any Member of the whole or any part of its Interests hereunder. The foregoing power of attorney may be exercised by such attorneys-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the signatures of such attorneys-in-fact acting as attorneys-in-fact for all of them.

37

Section 13.09 Entire Agreement. This Agreement constitutes the entire agreement among the Members and between the Members with respect to the subject matter hereof and supersedes any agreement (including the Initial Agreement) or understanding, including any term sheets or letters of intent, entered into as of a date prior to the date hereof among or between them with respect to such subject matter.

Section 13.10 No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, with the exception of Trxade, no other Person, other than an Indemnified Party pursuant to Sections 4.04, 4.05 and 4.07, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

Section 13.11 Other Instruments and Acts. The Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Company created by this Agreement.

Section 13.12 Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

Section 13.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

38

Section 13.14 Public Announcements. No Member will issue any public announcements or disseminate any advertising or marketing material concerning the existence or terms of this Agreement without the prior written approval of the Board of Managers, except to the extent such announcement is required by law. If a public announcement is required by law, the Member required to make such disclosure will consult with the Board of Managers before making the public announcement. To the extent any announcement or any advertising or marketing material permitted under this Section 13.14 expressly refers to any Member or their Affiliates, such Member shall, in its sole discretion, have the right to review and revise such announcement or advertising or marketing material prior to its release. Notwithstanding anything to the contrary, this Section 13.14 shall not prevent any Member from communicating with limited partners or prospective limited partners or investors of such Member or its Affiliates in connection with fundraising efforts or reporting requirements.

Section 13.15 Competitive Activities. No Manager shall be required to manage the Company as his, her or its sole and exclusive function and the Board of Managers, any Member of the Company and any of their respective Affiliates may have other business interests and may engage in other activities in addition to those relating to the Company. Such other business interests or activities may be of any nature or description, and may be engaged in independently or with others, and neither the Company nor any Member shall have any right, by virtue of this Agreement or the Company relationship created hereby, in or to such other ventures or activities of the Board of Managers or any other Member or any of their respective Affiliates, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the Company Business, shall not be deemed wrongful or improper.

Section 13.16 Roll-Up Transaction in Connection with an Initial Public Offering, Tag-Along Sale. Notwithstanding anything to the contrary contained herein, in connection with the Initial Public Offering or a Tag-Along Sale, and upon the request of the Board of Managers, each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as may reasonably be requested to effect such Initial Public Offering or Tag-Along Sale, including taking all such actions and executing such documents as may reasonably be requested to convert the Company into a corporation or to contribute its respective Units or other Equity Securities to a corporation, in each case substantially concurrently with the closing of the Initial Public Offering or Tag-Along Sale, as applicable (a “Roll-Up Transaction”); provided, that, in connection with any Roll-Up Transaction, the Members shall be entitled to receive that value of capital stock of the corporation whose shares of capital stock are being sold in connection with such Initial Public Offering or Tag-Along Sale, as applicable, as equals the amount such Member would be entitled to receive, relative to the Units or other Equity Securities which such Member held in the Company immediately prior to such conversion or contribution, under Section 9.03 if a liquidation of the Company had occurred immediately prior to the consummation of such Initial Public Offering or Tag-Along Sale, as applicable, with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of such corporation immediately prior to the consummation of such Initial Public Offering or Tag-Along Sale, as applicable; provided, further, that the shares of capital stock received by each such Member shall as nearly as practicable provide the Member with the same economic and other rights, as such Member was entitled to prior to such conversion or contribution.

39

Section 13.17 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, TO THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH OF THE PARTIES FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT.

[The remainder of this page is intentionally left blank.]

40

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYNCHEALTH MSO, LLC

MANAGERS:

By:	Alliance Pharma Solutions, LLC
Its:	Manager

By:
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

By:	PanOptic Health, LLC
Its:	Manager

By:
Name:	Meriam Ibrahim
Title:	Manager

Signature Page To

Limited Liability Company Agreement Of SyncHealth LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEMBERS:

Alliance Pharma Solutions, LLC

By:
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

PANOPTIC HEALTH, LLC

By:
Name:	Meriam Ibrahim
Title:	Manager

Signature Page To

Limited Liability Company Agreement Of Synchealth Llc

SCHEDULE I

MEMBERS

The following is as of 1 January 2019:

Name of Member	Address	Capital Account	Number of Units

Alliance Pharma Solutions, LLC	3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639 Attention: Suren Ajjarapu	$250,000	300,000

PanOptic Health, LLC	2063 Rancho Valley Dr., Suite 320-191 Pomona, CA 91766 ATTN: Meriam Ibrahim	$100	700,000
		TOTAL	1,000,000

Schedule I To

Limited Liability Company Agreement Of Synchealth Llc

SCHEDULE II

BOARD OF MANAGERS

The following is as of 1 January 2019:

Meriam Ibrahim (PanOptic Manager)

Shawn Patel (Alliance Manager)

TBD (Independent Manager)

Schedule II To

Limited Liability Company Agreement Of Synchealth Llc

LIMITED LIABILITY COMPANY AGREEMENT

OF

SYNCHEALTH MSO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of 1 January 2019

THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, OFFERED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

SUCH INTERESTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.

EXHIBIT B

Technology Integration Agreement

-xxxv-

TECHNOLOGY INTEGRATION AGREEMENT

This Technology Integration Agreement (this “Agreement”) is made effective as of 1 January 2019 (the “Effective Date”) by and between Alliance Pharma Solutions, a Delaware limited liability company, having an office at 3840 Land O’ Lakes Blvd., Land O’ Lakes, FL 34639, or its nominee, (“Alliance”), and SyncHealth MSO, LLC, a Delaware limited liability company, having an office at 2107 Gunn Hwy, Odessa, FL 33556 (“SyncHealth”). SyncHealth and Alliance are each referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Alliance and SyncHealth member PanOptic Health, LLC. Delaware limited liability company (“PanOptic”) have entered into that certain “Contribution Agreement” dated of even date herewith, that certain “Operating Agreement of SyncHealth LLC” dated of even date herewith and that certain “Letter Agreement” of even date herewith (collectively with any exhibits, schedules, annex and amendments thereto, the “Transaction Documents”) pursuant to which Alliance and PanOptic have contributed assets to SyncHealth and Alliance and PanOptic have agreed to enter into this Agreement to pursue the Business Purpose (defined below);

WHEREAS, SyncHealth is in the business of providing prescription management software known as E-Hub Services described on Schedule 1.22(g) to the Contribution Agreement (the “SyncHealth Application”) to health care providers and pharmacies;

WHEREAS, Alliance, itself and through its Affiliates, is engaged in the business of (i) providing an online platform for independent licensed pharmacies to purchase pharmaceuticals from licensed wholesale distributors (the “Alliance Network”); (ii) wholesale pharmaceutical sales, logistics and logistic services (“Integra Pharma Services”); and (iii) delivery of pharmaceuticals directly to patients (the “DelivMeds Application”);

WHEREAS, Alliance and SyncHealth contemplate that they wish to participate in the exchange of technology to ensure a more complete integration of the two companies’ technologies for their respective end user customers and prospective customers (“End Users”); and

WHEREAS, pursuant to the Transaction Documents, the integration of the respective Party’s Products (defined below) will create an integrated healthcare platform capable of driving value between prescription origination and final patient delivery under one unified healthcare platform (collectively, the “Business Purpose”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.	Definitions.

a.	“Affiliate” means any entity which controls, is controlled by, or is under common control with a Party, where “control” means the legal, beneficial or equitable ownership of at least a majority of the aggregate of all voting equity interests in such entity.

b.	“Effective Date” means the effective date stated on the signature page of this Agreement, or if no effective date is stated, the date of last signature on this Agreement.

c.	“Initial Term” has the meaning given in Section 6(a) (Term and Termination).

d.	“Intellectual Property” means any right recognized as intellectual property in any jurisdiction worldwide, or any information or materials eligible for recognition as intellectual property with the passage of time, filing of an application, or other event. Examples of Intellectual Property include, without limitation, copyrights, trade secrets, patents, Marks, moral rights, the right to make a governmental application to register or issue any of them, and the right to prosecute an infringement action in respect of any of them.

e.	“Mark” means a trademark, services mark, trade name, trade dress, or similar identifying indicia.

f.	“Marketing Materials” means any information or material used to market or promote a Party’s Products, whether in print, digital, audio, video or any other form or media. Examples of Marketing Materials are, without limitation: advertisements, web content, web banners, web links, data, test results, white papers, survey results, trade show exhibits, shirts, hats, cups, golf balls, pens, food wrappers, and printed matter.

g.	“Renewal Term” has the meaning given in Section 6(a) (Term and Termination).

h.	“SyncHealth Products” means certain software products, services and projects developed and owned by SyncHealth, its Affiliates and their licensors, as the same may be modified by SyncHealth, its Affiliates and their licensors from time to time, including without limitation the SyncHealth Application.

i.	“SyncHealth API” means (i) the application programming interface(s) (“API”) and data feeds made available by SyncHealth under this Agreement, (ii) documentation, materials, sample code and software (including any human-readable programming instructions) relating to an API or data feed, (iii) data and information, including SyncHealth’s proprietary directory of hyperlinks to the SyncHealth Application provided to the Alliance Products through an API or data feed (“SyncHealth API Data”); and (iv) the credentials assigned to Alliance or the Alliance Products by SyncHealth.

j.	“Term” means the Initial Term and any Renewal Term, collectively.

k.	“Alliance API” means (i) the application programming interface(s) (“API”) and data feeds made available by Alliance under this Agreement, (ii) documentation, materials, sample code and software (including any human-readable programming instructions) relating to an API or data feed, (iii) data and information, including Alliance’s proprietary directory of hyperlinks to Alliance Products, provided to the SyncHealth Application through an API or data feed (“Alliance API Data”); and (iv) the credentials assigned to SyncHealth or the SyncHealth Application by Alliance.

l.	“Alliance Products” means certain software products, services and projects developed and owned by Alliance, its Affiliates and their licensors, as the same may be modified by Alliance, its Affiliates and their licensors from time to time, including without limitation the Alliance Platform, the Integra Pharma Services and the DelivMeds Application.

2.	Grant.

a.	Alliance hereby grants SyncHealth a non-exclusive right to market, promote and demonstrate the Alliance Products to End Users. SyncHealth hereby grants Alliance the exclusive right to market, promote and demonstrate the SyncHealth Products to End Users. Unless the appropriate documents and provisions are mutually agreed upon by the parties, neither Party shall, however, make any offer to or enter into any agreement with a potential End User with respect to the other Party’s products, but will refer potential End Users to the other Party. Each Party shall have access to and is entitled to provide a potential End User with official Marketing Material regarding the other Party’s products.

b.	Each Party shall use reasonable efforts to keep the other Party generally informed of its marketing and promotion activities relating to the other Party’s products. The Parties may only use marketing and promotional material provided by the other Party when performing marketing and promotion activities relating to the other Party’s products. The Parties are aware of the fact that:

i.	each Party is marketing and promoting their respective products and services on a nation-wide basis in the United States; and

ii.	Alliance has engaged or may in the future engage other partners in any territory to perform the same or similar services as set out in this Agreement. SyncHealth agrees that it is not now and will not in the future engage other partners in any territory to perform the same or similar services as set out in this Agreement. Each Party shall exercise its rights under this Agreement in accordance with the terms and conditions contained herein and shall conduct itself with the skill and care of a reputable firm or independent contractor within the Party’s field of business. Neither Party shall make representations or warranties on behalf of the other Party, represent that it has any authority to assume or create any obligation, expressed or implied, on behalf of the other Party, or represent that the other Party is responsible, in contract or otherwise, beyond those obligations specifically undertaken by the other Party in this Agreement.

3.	License.

a.	Alliance hereby grants SyncHealth a non-exclusive, non-transferable, royalty free, revocable license during the Term of this Agreement to access the Alliance Products to be made available to SyncHealth by Alliance, at Alliance’s discretion, solely for the purpose of evaluating, testing, certifying, marketing, promoting and demonstrating the Alliance Products solely in conjunction with SyncHealth’s Products. SyncHealth hereby grants Alliance the exclusive, transferable and sublicensable (to Affiliates, subcontractors and channel partners), royalty free, irrevocable license during the Term of this Agreement to access the SyncHealth Products to be made available to Alliance by SyncHealth, in SyncHealth’s discretion, solely for the purpose of evaluating, testing, certifying, marketing, promoting and demonstrating the SyncHealth Products solely in conjunction with the Alliance Products. Neither Party will use the other Party’s products to process any data in a production environment or otherwise make commercial use or offer to make commercial use of the other Party’s products.

b.	Subject to the terms and conditions of this Agreement, Alliance hereby grants to SyncHealth, and SyncHealth hereby accepts, a non-exclusive, non-transferable, non-sublicensable and revocable right and license during the Term to access and use the Alliance API solely to develop, reproduce and distribute SyncHealth Applications and incorporate the Alliance APIs into SyncHealth Applications for the purpose of delivering Alliance and SyncHealth Products to End Users.

c.	Subject to the terms and conditions of this Agreement, SyncHealth hereby grants to Alliance, and Alliance hereby accepts, an exclusive, transferable and sublicensable (as described below) and irrevocable right and license during the Term to access and use the SyncHealth API solely to develop, reproduce and distribute Alliance applications and incorporate the Alliance APIs into Alliance Products for the purpose of delivering Alliance and SyncHealth Products to End Users.

d.	SyncHealth shall retain ownership to the SyncHealth Products and derivative works thereof and Alliance shall retain ownership of the Alliance Products and derivative works thereof. Nothing in this Agreement shall confer any rights in either Party’s intellectual property except as expressly provided for herein. Neither Party shall:

i.	copy or manufacture the other Party’s products or any portion thereof;

ii.	translate, modify, adapt, enhance, extend, decompile, dissemble or reverse engineer the other Party’s products;

iii.	sublicense or transfer the other Party’s products to any third party;

iv.	export the other Party’s products in contravention of any applicable export regulations;

v.	create, develop, license, acquire, use, or deploy any third-party software or services to attempt to disable license keys in the other Party’s products; or

vi.	disclose the results of any benchmark test of the other Party’s products to any third party without the other Party’s prior written approval.

e.	Each Party shall make commercially reasonable efforts to provide maintenance and support solely for the interoperability of their respective products in accordance with such Party’s then-current maintenance and support policy; however, no support for any third party, including but not limited to customers and partners, shall be provided under this Agreement. Furthermore, to enable each Party to exercise the rights granted in this Agreement, each Party shall make available to the other Party access to such Party’s partner website or portal as is necessary to fulfill this Agreement.

f.	The Products of each Party may contain or be provided with certain third-party proprietary or open source code. Such third-party or open source code is licensed under the terms of the applicable license conditions and/or copyright notices that can be found in the license file, the related documentation or other materials accompanying the products. Each Party represents that it will comply fully with the terms and conditions of the applicable third party or open source license terms. Neither Party shall use open source software in such a way as to subject any source code thereof of the other party to the provisions of any standards organization or open source code license which could:

i.	require or condition the use or distribution of such source code;

ii.	require the license of any of the other Party’s products and services or any portion thereof for the purpose of making modifications or derivative works;

iii.	require the distribution of such source code or any portion thereof without charge;

iv.	require or condition the disclosure, licensing or distribution of any such source code, any of the other Party’s Products and services or any portion thereof; or

v.	otherwise impose a limitation, restriction or condition on the right of the other Party or any of its wholly owned subsidiaries to distribute any of the other Party’s Products and services or any portion thereof.

g.	In an abundance of caution, and without limiting the generality of any of the foregoing, the intention of the Parties is that all licenses and grants hereunder by SyncHealth to Alliance be exclusive and irrevocable, and all licenses and grants by Alliance to SyncHealth be non-exclusive and revocable.

4.	Cooperative Activities.

a.	The Parties both agree to allocate and apply sufficient resources and qualified personnel to meet our obligations hereunder.

b.	The Parties will provide the other Party with its current and available sales brochures and other sales literature generally made available to its prospects and End Users, in reasonable quantities.

c.	The Parties will provide the other Party with a profile of its Products and services. Subject to review and approval, each Party agrees to post the other’s profile on its public web sites (“Party Profile”). Each Party may use the other’s Marks for the sole purpose of the Party Profile. Any other reproduction, distribution, or use of the Marks must be approved in advance by the owning party.

d.	Each Party will name a designated contact for this Agreement.

e.	Neither Party is authorized to make any representation, warranty, endorsement or guarantees concerning the other Party’s Products, their functionality, interoperability, or performance characteristics, except to the extent set forth in the marketing literature and promotional materials delivered by the other Party about the other Party’s Products.

5.	Marketing. From time to time, each Party may participate in joint promotional and marketing activities on mutual agreement and subject to resource availability. From time to time the Parties may mutually agree to other cooperative obligations or amendment the current joint marketing activities.

a.	SyncHealth may not use or authorize the use of any Marketing Materials in connection with its activities under this Agreement other than those provided by Alliance or approved by Alliance in advance in writing. SyncHealth may not represent to any person orally, in writing, or otherwise that the Alliance Products have any features, functions, or other qualities other than those described in the documentation or in Alliance provided or approved Marketing Materials. Alliance may not use or authorize the use of any Marketing Materials in connection with its activities under this Agreement other than those provided by SyncHealth or approved by SyncHealth in advance in writing. Alliance may not represent to any person orally, in writing, or otherwise that the SyncHealth Products have any features, functions, or other qualities other than those described in the documentation or in SyncHealth provided or approved Marketing Materials.

b.	Alliance and SyncHealth will each conduct its business in compliance with applicable law and its posted privacy policy and will market and sell the other Party’s Products ethically and in a manner that reflects favorably on each Party’s reputation. Specifically, but without limitation, Alliance and SyncHealth will comply with applicable laws as described below in Section 14(h). Neither Party will make negative comments about the other Party or its products or services, orally or in writing, to any End User or Opportunity, or in any public forum.

c.	Each Party will use reasonable care to maintain the confidentiality of its user name, password or other portal access credentials. Each Party acknowledges that any information on the portal is Confidential Information of the other Party protected under Section 7.

6.	Term and Termination.

a.	The initial term of this Agreement (the “Initial Term”) begins on the Effective Date and continues until the second anniversary of the Effective Date. Upon expiration of the Initial Term, this Agreement will automatically renew for successive renewal terms of one year each (each a “Renewal Term”) until either Alliance or SyncHealth gives the other a written notice of nonrenewal at least ninety (90) days prior to the expiration of the Initial Term, or then-current Renewal Term, as applicable.

b.	Either party may terminate this Agreement if the other party is in material violation of the Agreement and the violation is either un-curable or the party in violation fails to cure the violation within thirty (30) days of the other party’s written notice describing the violation in reasonable detail.

c.	Each Party’s authorization to use the other Party’s Marks are automatically terminated on termination of this Agreement and each Party shall immediately stop its marketing efforts.

d.	The following sections survive termination of the Agreement: Section 1 (Definitions) to the extent any defined term is used in another surviving section, this Section 6 (Term and Termination), Section 7 (Intellectual Property), Section 8 (Confidential Information), Section 9 (Limit on Liability), Section 10 (Relationship Between the Parties), Section 11 (Indemnification), Section 12 (Notices), Section 13 (Governing Law, Disputes), Section 14 (Miscellaneous) and any other section that by its nature is intended to survive expiration or termination of this Agreement.

7.	Intellectual Property.

a.	The Parties may not use the other Party’s Intellectual Property, Products and/or Application except as expressly authorized in this Agreement. Except for the license rights expressly granted in this Agreement, each Party continues to retain all rights in its Intellectual Property.

b.	Each Party may use the other Party’s Marks in accordance with Section 4(c) and otherwise authorized from such Party in writing from time to time. Each Party must comply with the other Party’s trademark usage guidelines published on its partner portal or otherwise communicated to such Party, as they may be modified from time to time. Each Party’s use of the other Party’s Marks is subject to the conditions and requirements of the trademark usage guidelines. SyncHealth’s license to use the Alliance Marks is non-exclusive, revocable, non-transferable, and non-sublicensable; conversely, Alliance’s license to use the SyncHealth Marks is exclusive, irrevocable, transferable and assignable to an Alliance Affiliate. Each Party’s license to use the other Party’s Marks automatically terminates on expiration or termination of this Agreement. On termination of the license to use the other Party’s Marks, such Party will immediately cease using the other Party’s Marks and will return or destroy all Marketing Materials bearing the other Party’s Marks as requested by such Party. Each Party agrees that it will not attempt to register any of the other Party’s Marks, or any name, logo or other indicia that is confusingly similar to a Mark of such other Party, in any jurisdiction in the world, will not use the other Party’s Mark in a way that suggests a general endorsement by the other Party of its activities, and will not knowingly impair the other Party’s Marks. Except for the rights expressly granted in this Section or a Party’s trademark usage guidelines, each Party retains all, right, title and interest in and to its Marks worldwide, including any non-English language version of the Marks.

c.	The term “Partner Created Technology” means any of the following information or materials and all related Intellectual Property that are created by a Party, whether created solely or jointly with a third party, and Partner Pre-Existing Intellectual Property (as that term is defined below):

i.	an extension or utility designed for use with the other Party’s Products;

ii.	a tool useful in managing data processed by the other Party’s Products (such as a visualization or workflow tool);

iii.	a technology that is designed to extend or enable the other Party’s Products functionality or the use of the other Party’s Products; and

iv.	Documentation regarding any of the foregoing.

d.	SyncHealth will own the SyncHealth-created Partner Created Technology, subject to Alliance’s license right stated below. Alliance will own the Alliance-created Partner Created Technology, subject to SyncHealth’s license right stated below. “Partner Pre-Existing Intellectual Property” means a Party’s Intellectual Property that existed prior to the Effective Date of this Agreement, or that was created by such Party during the Term of this Agreement, either alone, or jointly with the other Party or the End User or any other person. For avoidance of doubt, neither is authorized to modify the Products of the other Party or create derivative works of such Products.

e.	SyncHealth hereby licenses Alliance to make, have made, use, sell, offer for sale, import, copy, reproduce, display, perform, modify, create derivative works, distribute, commercialize, exploit, and otherwise dispose of in any manner now known or in the future discovered, the SyncHealth-created Partner Created Technology on an exclusive, perpetual, royalty free, fully-paid, irrevocable, worldwide, unconditional, fully transferable basis. Alliance hereby licenses SyncHealth to make, have made, use, sell, offer for sale, import, copy, reproduce, display, perform, modify, create derivative works, distribute, commercialize, exploit, and otherwise dispose of in any manner now known or in the future discovered, the Alliance-created Partner Created Technology on a non-exclusive, perpetual, royalty free, fully-paid, revocable, worldwide, unconditional, non-transferable basis.

f.	Each Party’s use of the other Party’s Products, Marketing Materials, Marks and Confidential Information are subject to terms and conditions stated in other sections of this Agreement. Any information or materials provided by a Party to the other Party in connection with the Agreement that are not Products, Marketing Materials, Marks, or Confidential Information are “Other Party Materials” subject to the terms and conditions stated in this Subsection. Each Party is licensed to use Other Party Materials on a non-exclusive, revocable basis, solely for use in marketing and selling the Alliance and SyncHealth Products. Each Party may transfer and sublicense the Other Party Materials to its authorized subcontractors as described in Section 14(a), and if the Other Party Materials have been released on a “generally available” basis by such Party. Neither Party may otherwise transfer or sublicense the Other Party Materials.

8.	Confidential Information; Personally Identifiable Information.

a.	Information disclosed by a party or its Affiliates (the “Discloser”) to the other party or its Affiliates (the “Recipient”) regarding the Discloser’s assets, liabilities, financial results, financing plans, business strategies, pricing, discounts, product development plans, marketing strategies, operations, source code, technology, know-how, trade secrets, customers, channels, contractors, suppliers, employees and other personnel, and all other information that the Recipient should reasonably understand to be confidential, due to the nature of the information or the circumstances of its disclosure, is “Confidential Information” of discloser, regardless of the form or manner in which it is disclosed, and regardless of whether the information is marked or designated as confidential. Each Party acknowledges that the terms of this Agreement are Confidential Information of the other Party.

b.	Information that would otherwise be Confidential Information under this Agreement shall not be Confidential Information if the information: (i) becomes publicly known through no fault of Recipient, (ii) was rightfully known by Recipient, or in Recipient’s possession, before Discloser’s disclosure as evidenced by Recipient’s written business records; (iii) is disclosed to Recipient by a third party who, to Recipient’s knowledge, acquired the information without violation of law or contract, and who does not have an obligation of confidentiality to Discloser with respect to the information; or (iv) is independently developed by Recipient without any use of, access to, or reference to the Confidential Information of Discloser as evidenced by Recipient’s written business records.

c.	The Recipient shall not disclose Discloser’s Confidential Information except to Recipient’s employees, and to third parties who need to know the information to represent or advise the Recipient with respect to the subject matter of this Agreement, provided that all employees and third party recipients must be bound by written confidentiality obligations covering the Confidential Information that are at least as stringent as those stated in this Agreement. Recipient shall not use the Confidential Information except in connection with the Business Purpose, the performance of its obligations or exercise of its rights under this Agreement. However, Recipient shall not be in violation of this Section if it discloses or uses Discloser’s Confidential Information to comply with a legal requirement, such as a subpoena or preservation order, or to bring or defend a claim in a adjudicatory proceeding, provided that Recipient has limited its disclosure to only that Confidential Information reasonably necessary in light of circumstances, and has given Discloser reasonable advance notice of the disclosure or use (unless such notice is prohibited by law). Recipient will use reasonable care to protect the Confidential Information from unauthorized use and disclosure. Recipient shall return or destroy the Confidential Information upon expiration or termination of this Agreement or earlier on Discloser’s request, provided that Recipient may retain the Confidential Information as part of its reasonable and customary business records. On Discloser’s request, Recipient shall certify its compliance with the preceding sentence. Recipient is responsible for a breach of this Section by its agents or representatives.

d.	Notwithstanding anything to the contrary contained in this Agreement, with respect to any personally identifiable information that can be used to identify, contact, locate, or be traced back to the specific person to whom such information pertains (“PII”) delivered or made available to a Party under or pursuant to this Agreement, each Party agrees that:

i.	Neither Party shall use, process, copy, display, publish, store or transfer the PII except for the sole purpose of carrying out its obligations as expressly set forth in this Agreement;

ii.	Each Party shall comply with the other Party’s data privacy and security requirements and shall prevent the unauthorized use, dissemination, or publication of PII by: (i) maintaining an effective information security program; (ii) keeping PII strictly confidential; and (iii) taking appropriate administrative, technical and physical measures to secure and protect the PII against unauthorized, unlawful or accidental access, disclosure, transfer, destruction, loss or alteration. Without limiting the generality of the foregoing, technical and organizational measures to protect PII shall include those measures required by all applicable local, state, national, and international laws, as well as any additional safeguards required by a Party. In addition, each Party is required to encrypt PII while in storage or transit and shall follow all industry best practices to monitor unauthorized access of PII.

iii.	Each Party must have or implement appropriate policies and procedures to ensure that: (i) unauthorized persons will not have access to the PII; (ii) access to the PII shall be limited to a need-to-know basis; and (iii) any employees (and subcontractors, if permitted pursuant to (d) below) authorized by Each Party to access the PII will be informed of its highly confidential nature, the limitations and procedures that apply to access and use of the PII, and that they must maintain the confidentiality and security of the PII.

iv.	Neither Party shall disclose or make the PII available to subcontractors without entering into an agreement in writing with the subcontractor whereby the subcontractor agrees to comply with and treat the PII in accordance with this Agreement. Each Party shall be responsible for all breaches by its employees, representatives, agents, and subcontractors.

v.	Each Party shall promptly notify the other Party in writing if such Party becomes aware of any unauthorized access to the PII, or if such Party becomes the subject of any governmental, regulatory, or other enforcement or private proceeding relating to its data handling practices.

vi.	When collecting, using, storing, transferring and otherwise processing the PII, each Party shall adhere to all applicable export and data privacy laws, regulations and rules, domestically and internationally, including any additional requirements communicated by a Party, as well as each Party’s applicable privacy policies. In the case of any legal or regulatory obligation to disclose the PII, each Party shall: (i) promptly notify and cooperate with the other Party; (ii) limit any disclosure to the minimum required by law; and (iii) to the extent possible, request that such information be kept confidential.

vii.	Each Party shall provide the other Party with information regarding its privacy and data protection practices and allow the other Party reasonable access to audit and inspect such Party’s records, processes and facilities to determine if such Party is in compliance with its obligations hereunder, as well as each Party’s data privacy and security requirements, including, without limitation, compliance with applicable data privacy laws, regulations and rules.

viii.	Each Party shall, on termination of this Agreement or at any other time requested by the other Party, promptly and in a secure manner return to the other Party all PII and any copies thereof, or at such other Party’s written direction, destroy the PII and copies thereof (and certify that this has been done). Notwithstanding the foregoing, if applicable legislation or legal action prevents a Party from returning or destroying the PII, such Party shall, at no additional expense to the other Party, keep the PII and copies thereof secure and confidential and no longer process or otherwise use such PII, until such time that such legislation or legal action no longer prevents such Party from returning or destroying the PII in the manner required in the first sentence above.

ix.	Each Party shall promptly notify the other Party of any access requests made to such Party directly by individuals whose PII may have been delivered or made available to such Party pursuant to this Agreement (“data subjects”), and shall, prior to responding to such request, provide the other Party with copies of any such PII that such Party is processing on behalf of the other Party within such reasonable time limits as may be specified by the other Party. Such other Party shall have the option, at its discretion, to respond directly to the data subjects in lieu of such Party.

x.	Each Party must have a disaster recovery plan in effect at all times and provide copies of their disaster recovery plans to the other Party. Any modifications to the plans must be communicated to the other Party in writing in advance and approved by the other Party prior to implementation. Disaster recovery plans should include disaster avoidance and contingency plans in the event telephone service, Internet services, computer systems, facility power, or physical access (including employee turnover scenarios) to a Party’s facility is affected.

xi.	The restrictions on the use and disclosure of PII set forth herein shall survive the expiration or termination of the Agreement. Each Party’s obligations hereunder may not be assigned to another party without the prior written consent of the other Party, which consent may be withheld in such other Party’s sole discretion.

9.	Limit on Liability. In no event shall any Party be liable for any consequential, exemplary, special, indirect, incidental or punitive damages, including any lost profit or lost savings even if such Party has been advised of or should be aware of the damages.

10.	Relationship Between the Parties. SyncHealth does not have any right of exclusivity with respect to the Alliance Products or any other aspect of its relationship with Alliance. Alliance may market and sell any of its products or services, including the Alliance Products as defined in this Agreement, either directly or via channels. SyncHealth may market and sell the Alliance Products only to persons who intend to use the Alliance Products for their internal business purposes. The Parties are independent contractors. Neither Party is the agent of the other Party; and neither Party has the authority to bind the other Party to any agreement.

11.	Indemnification. Each Party will indemnify and hold harmless the other Party and its employees, agents, Affiliates and suppliers from any damages, liabilities, judgments, fines, penalties, costs, and expenses (including reasonable attorney fees) that arise from or relate to (i) such Party’s breach or default of this Agreement; (ii) such Party’s gross negligence or willful misconduct; and (iii) any claim brought by or through the End User of the other Party’s Products, customer or other third party claim alleging such Party’s breach of this Agreement, violation of law, negligence, or misconduct. At an indemnified Party’s request, the other Party will defend an indemnified claim at such other Party’s expense.

12.	Notices. The parties address for notice purposes appear in the Agreement preamble. Notices under this Agreement must be given by electronic mail with a copy transmitted via first class United States mail on the date of the electronic mail notice. Notices are deemed given, received and effective as of the time transmitted by electronic mail, or if that time does not fall within a business day, as of the beginning of the first business day following the time transmitted. Notices must be given in the English language. A party may change its address for notice by giving notice in the manner stated in this Section.

13.	Governing Law, Disputes. This Agreement shall be governed by and interpreted under the laws of the State of Florida and the United States of America, as applicable, without giving effect to any conflicts of law principles that would require the application of the law of a different jurisdiction. The parties agree that any lawsuit or other action related to this Agreement shall be brought in Hillsborough County, Florida to the exclusion of any other court or tribunal, and that neither of them shall dispute the personal jurisdiction of such court. To the extent permitted by law, each party waives the right to a trial by jury in respect of any litigation arising out of or related to this Agreement or the parties’ activities in connection with this Agreement.

14.	Miscellaneous.

a.	Neither party may assign this Agreement without the prior consent of the other except that Alliance may assign the Agreement as part of a transaction by which it transfers all or substantially all of its assets without SyncHealth’s consent and each Party may sublicense its rights hereunder to its channel partners, distributors, Affiliates and subcontractors on an as-needed basis.

b.	The parties contemplate they shall cooperate in good faith to issue appropriate publicity consistent with program criteria.

c.	Unless otherwise expressly stated, neither Party makes any representation or warranty regarding the Products and each of them are provided AS IS WITH ALL FAULTS. Neither Party warrants that the other Party’s use of the Products of a Party will be error free, uninterrupted or completely secure. Each Party disclaims any implied or statutory warranties, such as a warranty of merchantability, fitness for a particular purpose, lack of malware, and non-infringement, and disclaims any warranty that may arise from a course of dealing.

d.	Except as otherwise provided above, this Agreement may be modified only by a written document that expressly refers to this Agreement by name and date and is signed by the parties. No right or remedy arising in connection with this Agreement shall be waived by a course of dealing between the parties, or a party’s delay in exercising the right or remedy. A party may waive a right or remedy only by signing a written document that expressly identifies the right or remedy waived. Unless expressly stated in the waiver, a waiver of any right or remedy on one occasion will not be deemed a waiver of that right or remedy on any other occasion, or a waiver of any other right or remedy. The pre-printed terms of the parties’ business forms shall be of no force or effect whatsoever.

e.	In the event one or more of the terms of this Agreement are adjudicated invalid, illegal, or unenforceable, the adjudicating body may either interpret this Agreement as if such terms had not been included or may reform such terms to the limited extent necessary to make them valid, legal or enforceable, consistent with the economic and legal incentives underlying the Agreement.

f.	Unless and to the extent specifically stated otherwise in some other section of this Agreement, there are no third-party beneficiaries to this Agreement. Neither party’s customers, End Users, suppliers or other person shall have the right to enforce this Agreement.

g.	This Agreement may be signed in multiple counterparts, which taken together shall be read as one Agreement. A signed agreement transmitted by facsimile, email attachment, or other electronic means shall be considered an original. The parties agree that electronic or digital signatures shall be given the same effect as a manual signature. The pre-printed terms on a Party’s purchase orders or other business forms shall have no effect whatsoever.

h.	The Parties agree to comply with all applicable laws, including, without limitation, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Model State Pharmacy Act and Model Rules of the National Association of Boards of Pharmacy (Model Act), the Prescription Drug Marketing Act of 1987 (PDMA), the FDA’s Guidelines for State Licensing of Wholesale Prescription Drug Distributors (21 CFR 205), the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable laws or regulations. The Parties agree to comply fully with all relevant export laws and regulations, including but not limited to the U.S. Export Administration Regulations and regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), as amended from time to time (collectively, the “Export Control Laws”). The Parties agree not to export or re-export their respective products to any parties located in Iran, Cuba, North Korea, Syria, Sudan or any other countries prohibited under U.S. embargoes or sanctions programs maintained by the OFAC or otherwise prohibited under the Export Control Laws. SyncHealth must obtain the written permission of Alliance for any activities or licensing related to the Alliance Products for the countries outside the United States. This Agreement is the complete and exclusive agreement between the parties regarding its subject matter and supersedes and replaces in its entirety any prior or contemporaneous agreement or understanding regarding the subject matter of this Agreement, written or oral.

Remainder of page blank; signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first referenced above.

TRXADE:	SYNCHEALTH:

ALLIANCE PHARMA SOLUTIONS, LLC	SYNCHEALTH MSO, LLC

By:		By:	PanOptic Health, LLC
	Surendra Ajjarapu	Its:	Manager
Its:	Chief Executive Officer

By:
Meriam Ibrahim
		Its:	Manager

EXHIBIT C

Letter Agreement

-xxxvi-

TRXADE GROUP, INC. 3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639	ALLIANCE PHARMA SOLUTIONS, LLC 3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639

1 January 2019

VIA HAND DELIVERY

PanOptic Health, LLC

ATTN: Meriam Ibrahim, Chief Strategy Officer

2063 Rancho Valley Dr., Suite 320-191

Pomona, CA 91766

SyncHealth MSO, LLC

ATTN: PanOptic Health, LLC, Manager

ATTN: Meriam Ibrahim, Manager

2107 Gunn Hwy

Odessa, FL 33556

RE:	Letter Agreement regarding Supplemental Terms and Conditions pertaining to the Transaction (defined below).

Ladies and Gentlemen:

Reference is made to: (i) that certain Contribution Agreement (the “Contribution Agreement”) dated as of even date herewith (the “Effective Date”) entered into among PanOptic Health, LLC (“PanOptic”) and Alliance Pharma Solutions, LLC, (“Alliance”), a wholly-owned subsidiary of the undersigned (“Trxade”); (ii) that certain Technology Integration Agreement dated as of even date herewith entered into among Alliance and SyncHealth MSO, LLC (“SyncHealth”) (the “Integration Agreement”); (iii) that certain Subscription Agreement dated as of date herewith by and between Trxade and PanOptic (the “Subscription Agreement”); (iv) that certain Shareholder Agreement dated as of even date herewith entered into by and between PanOptic and Trxade (the “Shareholder Agreement”); and (v) that certain Operating Agreement dated as of even date herewith by and between Alliance, PanOptic and SyncHealth (the “Operating Agreement;” the Contribution Agreement, Integration Agreement, Subscription Agreement, the Shareholder Agreement, the Operating Agreement and this “Letter Agreement,” and all exhibits, schedules and annex thereto are referred to collectively herein as the “Transaction Documents” and the transactions contemplated therein are referred to as the “Transaction”).

Trxade, Alliance, PanOptic and SyncHealth (the “Parties) agree to the following supplements, and to the extent that the following contradicts any Transaction Document, amendments, to the Transaction Documents as follows:

1.	Gross Revenue Quota Covenants.

a.	Subject to Section 1(d) below, PanOptic and SyncHealth jointly and severally represent, warrant and covenant to Trxade and Alliance that the Transaction, comprised of, without limitation, orders generated by SyncHealth to be fulfilled by Alliance-network pharmacies utilizing Trxade goods and services (the “Business”), will generate Gross Revenue (defined below) for Trxade in the amounts referenced below (each a “Quota” or collectively, “Quotas”) in the periods beginning on the Effective Date and ending on the dates referenced in the corresponding Subsection below (“Quota Periods”). In the event such Quota or Quotas are met, Section 2 below shall apply:

i.	Effective Date through 30 April 2019: Gross Revenue of Five Million Dollars ($5,000,000);

ii.	1 May 2019 through 31 July 2019: Gross Revenue of Eight Million Dollars ($8,000,000);

iii.	1 August through 31 October 2019: Gross Revenue of Twelve Million Dollars ($12,000,000); and

iv.	Effective Date through 31 December 2019: Gross Revenue of Fifty Million Dollars ($50,000,000); provided however, in the event SyncHealth itself generates Twelve Million Five Hundred Thousand Dollars ($12,500,000) in EBIDTA (as defined by GAAP) in the same time period, this Quota shall be deemed to be satisfied and Section 2(d) shall apply.

b.	The Parties agree and acknowledge that in the event the Gross Revenue Quotas in Section 1(a) above are not met for whatever reason, except as referenced in 1(d) below, the Parties agree:

i.	In the event that the Business results in Gross Revenue of not less than Two Million Dollars ($2,000,000) in the period of 1 May 2019 through 31 July 2019, Section 2(f) shall apply;

ii.	In the event that the Business results in Gross Revenue of not less than Six Million Dollars ($6,000,000) in the period of 1 August 2019 through 31 October 2019, Section 2(f) shall apply;

iii.	In the event the Business results in Seventy Percent (70%) of the Gross Revenue Quota referenced in Section 1(iv) above, i.e., Trxade recognizes Gross Revenue of not less than Thirty Five Million Dollars ($35,000,000) or SyncHealth achieves EBIDTA of not less than Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000), Section 2(f) shall apply;

2

iv.	In the event a Quota or Quotas are not met in any given Quota Period(s), the Parties agree PanOptic and SyncHealth shall have until the end of the subsequent Quota Period to cure the defaulted covenant, or in the case of a default of 1(a)(iv) or 1(b)(iii), until the end of January 2020.

c.	“Gross Revenue” means the gross sales revenue, as defined by GAAP, recognized by Trxade arising out of the Business. For the sake of clarity, and without limiting the generality of the foregoing, Gross Revenue shall only include that gross sales revenue attributable to the Business that Trxade and Alliance are able to recognize prior to 31 January 2020 on a GAAP basis.

d.	The Parties agree and acknowledge that the Gross Revenue Quotas referenced above are contingent on Alliance maintaining its national pharmacy network, including retail pharmacies holding industry-standard retail contracts and licenses, in substantially the same form as exists as of the date hereof. The requirements of this Section will be deemed to be satisfied and discharged by Alliance if Alliance-network pharmacies are able, based on state and payor contracts, to accept at least Eighty Percent (80%) of the orders sent to Alliance-network pharmacies. In the event that the 80% threshold is not met, Section 2(g)(iv) shall apply.

2.	Stock and Unit Transfers. Subject to the terms of the Subscription Agreement:

a.	In the event that the Quota in Section 1(a)(i) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, 2,273,329 shares of Stock (as defined in the Subscription Agreement).

b.	In the event that the Quota in Section 1(a)(ii) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, an additional 2,273,329 shares of Stock.

c.	In the event that the Quota in Section 1(a)(iii) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, an additional 2,652,217 shares of Stock.

d.	In the event that the Quota in Section 1(a)(iv) is met, on 31 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, a collective total of Fourteen Million Seven Hundred Seventy Six Thousand Six Hundred Thirty Eight (14,776,638) shares of Stock.

3

e.	Irrespective of whether the Quotas in Section 1 above are met: (a) On 1 May 2019, PanOptic shall Transfer to Alliance Sixty Thousand (60,000) Units (as defined in the Operating Agreement) such that on 1 May 2019 Alliance owns Thirty Six Percent (36%) of the equity Interests (as defined in the Operating Agreement) of SyncHealth on a fully-diluted basis; (b) on 1 August 2019, PanOptic shall Transfer to Alliance Sixty Thousand (60,000) Units, such that on 1 August 2019, Alliance owns Forty Two Percent (42%) of the equity Interests of SyncHealth on a fully diluted basis; (c) on 1 November 2019, PanOptic shall Transfer to Alliance Seventy Thousand (70,000) Units, such that on 1 November 2019, Alliance owns Forty Nine Percent (49%) of the equity Interests of SyncHealth on a fully diluted basis; and on 31 January 2020, PanOptic shall Transfer to Alliance Five Hundred Ten Thousand (510,000) Units, such that on 31 January 2020, Alliance owns One Hundred Percent (100%) of the equity Interests of SyncHealth on a fully diluted basis. By way of example but without limitation, if PanOptic and SyncHealth do not meet any of the Gross Revenue Quotas, on 31 January 2020 Alliance may (i) do nothing, (ii) exercise its put/call as referenced in Section 4 below, or, (iii) pursuant to 4(i) below, cause Trxade to issue PanOptic 2,652,217 shares of Trxade Stock in exchange for PanOptic Transferring to Alliance 510,000 Units, the result of which would be Alliance owning 1,000,000 Units representing 100% of the Interests, and PanOptic would own 2,652,217 shares of Trxade Stock. By way of another example but without limitation, if PanOptic and SyncHealth meet the Gross Revenue Quotas in 1(a)(i)-(iii), but fail to meet the annual Quota in either 1(a)(iv) or 1(b)(iii), on 31 January 2020 Alliance may, without limitation, exercise its put/call, or cause Trxade to issue PanOptic Nine Million Eight Hundred Fifty One Thousand Ninety Two (9,851,092) shares of Trxade Stock in exchange for the 510,000 Units referenced above: 2,273,329 pursuant to 1(a)(i), plus 2,273,329 pursuant to 1(a)(ii), plus 2,652,217 pursuant to 1(a)(iii), plus 2,652,217 pursuant to 4(i), totaling 9,851,092 shares of Stock.

f.	In the event that PanOptic and SyncHealth satisfy and discharge the Gross Revenue covenants referenced in Section 1(b)(i) through (iv), on 31 January 2020, Alliance shall cause Trxade to issue to PanOptic the pro rata number of shares of Trxade Stock that relates to the actual amount of Gross Sales generated by SyncHealth and PanOptic. By way of example but without limitation, in the event that SyncHealth and PanOptic generate Four Million Dollars ($4,000,000) in Gross Revenue in the Quota Period between 1 May 2019 and 31 July 2020, an amount equal to One Half (1/2) of the Quota referenced, on 31 January 2019, all else being equal, Trxade shall issue to PanOptic 1,136,664 shares of Trxade Stock, an amount equal to One Half (1/2) of the shares of Stock to be issued if the Quota had been met.

g.	Adjustments.

i.	In case Trxade shall, after the date of this Letter Agreement, (i) declare a dividend on its common stock payable in shares of its capital stock, (ii) subdivide or split its outstanding common stock, (iii) combine its outstanding common stock into a smaller number of shares, (iv) issue any shares by reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which Trxade is the continuing corporation), or (v) otherwise change or exchange the common stock, the number of shares of Stock issuable to PanOptic hereunder at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification, change or exchange shall be proportionately adjusted so that upon issuance of the Stock after such date, PanOptic shall be entitled to receive the aggregate number and kind of shares of Stock that PanOptic would have owned upon such issuance and been entitled to receive upon such dividend, subdivision, combination, reclassification, change or exchange, had the Stock been issued immediately prior to such event or the record date for such event, whichever is earlier.

4

ii.	Upon any adjustment of the number of shares of Stock issuable hereunder, Trxade shall promptly deliver to PanOptic a certificate signed by the President or a Vice President setting forth in reasonable detail the method by which such adjustment was calculated and the new number of shares of Stock.

iii.	In case SyncHealth shall, after the date of this Letter Agreement, (i) declare a dividend on its Units payable in Units, (ii) subdivide or split its outstanding Units, (iii) combine its outstanding Units into a smaller number of Units, (iv) issue any Units by reclassification of its Units (including any such reclassification in connection with a consolidation or merger in which PanOptic is the continuing company), or (v) otherwise change or exchange the Units, the number of Units Transferrable to Trxade hereunder at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification, change or exchange shall be proportionately adjusted so that upon Transfer of the Units after such date, Trxade shall be entitled to receive the aggregate number and kind of Units that Trxade would have owned upon such Transfer and been entitled to receive upon such dividend, subdivision, combination, reclassification, change or exchange, had the Units been issued immediately prior to such event or the record date for such event, whichever is earlier.

iv.	Upon any adjustment of the number of shares of Units issuable hereunder, PanOptic shall promptly deliver to Trxade a certificate signed by the President or a Vice President setting forth in reasonable detail the method by which such adjustment was calculated and the new number of Units.

v.	In the event that Alliance-network pharmacies fail to meet the 80% threshold referenced in 1(d) above in any Quota Period(s), the Gross Revenue Quota for the corresponding Quota Period(s) shall be reduced by an amount equal to Eighty Percent (80%) less the actual percentage of SyncHealth order fulfilled by Alliance-network pharmacies; provided however, the number of shares of Stock issuable to PanOptic for the corresponding Quota Periods shall be not be reduced as a result. By way of example but without limitation, in the event that Alliance-network pharmacies fulfill 70% of the orders sent to Alliance-network pharmacies for fulfillment by SyncHealth in the Quota Period covering the Effective Date through 30 April 2019: (a) the Gross Revenue Quota in that Quota Period shall be reduced by Ten Percent (10%) to $4,500,000; and (b) the number of shares of Stock issuable to PanOptic attributable to that Quota Period is not affected.

5

h.	In the event that PanOptic and SyncHealth satisfy and discharge the Quota covenant referenced in Section 1(a)(iv) prior to the date referenced therein, or at any time prior to 31 December 2019 SyncHealth and its subsidiaries reaches $50,000,000 in Gross Revenue YTD trailing, at such time met, Sections 2(a) through 2(d) shall become effective and Alliance shall thereafter own 100% of the equity Interests in SyncHealth and Trxade shall issue to PanOptic a collective total of 14,776,638 shares of Stock.

i.	All Transfers of Units and issuance of Stock hereunder shall be free and clear of any and all liens and/or encumbrances.

3.	Capital Contributions. Provided that PanOptic and SyncHealth are not in breach of their obligations under the Transaction Documents, Trxade shall make the Capital Contribution (as defined in the Operating Agreement) referred to in the Operating Agreement in the total amount of Two Hundred and Fifty Thousand Dollars ($250,000) as follows:

a.	Seventy Thousand Dollars ($70,000) on the date hereof;

b.	Seventy Thousand Dollars ($70,000) on 1 February 2019;

c.	Seventy Thousand Dollars ($70,000) on 1 March 2019; and

d.	Forty Thousand Dollars ($40,000) on 1 April 2019.

4.	Put/Call. Subject to the terms and condition of the Operating Agreement:

a.	In the event that Trxade is adjudicated by the arbitrator referenced below to have materially breached or defaulted on any Transaction Document and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days, PanOptic shall have the right, at its discretion, to sell to Trxade all but not less than all of its Interest at the Put Strike Price (defined below), and subject to the terms of this Agreement, Trxade shall have the joint and several obligation to purchase from PanOptic all but not less than all of PanOptic’s Interest at the Put Strike Price (defined below).

b.	In the event that Trxade is adjudicated by the arbitrator referenced below to have materially breached or defaulted on any Transaction Document, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days, PanOptic shall have the right, at its discretion, to purchase from Trxade all but not less than all of Trxade’s Interest at the Call Strike Price (defined below), and subject to the terms of this Agreement, Trxade shall have the obligation to sell to PanOptic all but not less than all of its Interest at the Call Strike Price (defined below).

6

c.	Alliance Put.

i.	In the event that (a) PanOptic is adjudicated by the arbitrator referenced below to have materially breached or defaulted any provision(s) of any Transaction Document other than the Quota covenants in Section 1 above, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days; or (b) PanOptic and/or SyncHealth defaults on the Gross Revenue covenants in Section 1 above and such material breach or default occurred or is continuing to occur for in excess of the cure periods referenced above, Alliance shall have the right, at its discretion, to sell to PanOptic all but not less than all of its Interest at the Alliance Put Price (defined below), and PanOptic shall have the joint and several obligation to purchase from Alliance all but not less than all of Alliance’s Interest at the Alliance Put Price.

ii.	In the event that Alliance determines in its reasonable discretion that there is a material adverse change in the business, properties, financial conditions or affairs of SyncHealth, Alliance shall have the right, at its discretion, to sell to PanOptic all but not less than all of its Interest in exchange for any and all shares of Trxade Stock accrued and to be issued to PanOptic arising out of or in connection with the Transaction, and PanOptic shall have the joint and several obligation to purchase from Alliance all but not less than all of Alliance’s Interest in exchange for any and all shares of Trxade Stock accrued and to be issued to PanOptic arising out of or in connection with the Transaction.

d.	In the event that (a) PanOptic is adjudicated by the arbitrator referenced below to have materially breached or defaulted any provision(s) of any Transaction Document other than the Quota covenants in Section 1 above, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days; or (b) PanOptic and/or SyncHealth defaults on the Gross Revenue covenants in Section 1 above and such material breach or default occurred or is continuing to occur for in excess of the cure periods referenced above, Alliance shall have the right, at its discretion, to purchase from PanOptic all but not less than all of PanOptic’s Interest at the Call Strike Price, and subject to the terms of this Agreement, PanOptic shall have the obligation to sell to Alliance all but not less than all of its Interest at the Call Strike Price.

e.	Any Transfer hereunder shall be considered a Permitted Transfer under the Operating Agreement.

f.	“Put Strike Price” means an amount equal to Three Times (3x) SyncHealth’s EBIDTA, determined pursuant to GAAP.

7

g.	“Call Strike Price” means an amount equal to Eighty Percent (80%) of the Put Strike Price.

h.	“Alliance Put Price” means the Put Strike Price, paid, at the option of PanOptic, either in cash or in Trxade Stock, the fair market value of which shall be based on a thirty (30) day trailing average; provided however, in the event that PanOptic elects to pay the Alliance Put Price in Trxade Stock, notwithstanding anything to the contrary herein, the Alliance Put Price will not exceed the amount of all the Stock issued to PanOptic hereunder.

i.	Notwithstanding anything to the contrary herein, in the event that the reduced Quota referenced in Section 1(b)(iii) is not met, on 31 January 2020 Alliance, in addition to any other rights or options hereunder or otherwise, shall have the option, in its discretion, to purchase the 510,000 Units of SyncHealth referenced in 2(e) above, such that on 31 January 2020 Alliance owns One Hundred Percent (100%) of the equity Interests in SyncHealth, in exchange for an additional 2,652,217 shares of Trxade Stock. In the event Alliance exercises its option under this Section 4(i), Alliance shall issue to PanOptic a perpetual royalty-free, non-exclusive, worldwide license to SyncHealth E-Hub Software (defined in the Contribution Agreement) for non-healthcare applications where any and all improvements developed by Panoptic after such transaction is consummated, i.e., after all cure periods have run, are owned by Panoptic but at Alliance’s option will be licensed to Alliance and its Affiliates on the same terms as above.

5.	The three (3) Trxade employees that will be made available to SyncHealth under the Technology Integration Agreement will be provided as follows:

a.	Board of Managers Trxade appointee: Shawn Patel (indefinite term);

b.	Compliance Officer: Mary DuFort (3 months free of charge, part-time); and

c.	IT services, senior system architect: Rolf Bansbach (6 months free of charge, part-time).

6.	The Parties agree that they shall attempt to amicably resolve any dispute arising out of or in connection with the Transaction. The Parties shall arbitrate any disputes arising out of or related to this letter agreement or the transactions referenced herein pursuant to the commercial arbitration rules of the AAA, venue in Hillsborough County, Florida using a one arbitrator panel selected by the AAA. THE PARTIES HERETO WAIVE TRIAL BY JURY FOR ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE FULLEST EXTENT POSSIBLE UNDER ANY AND ALL APPLICABLE LAW.

7.	To the extent that any provision herein contradicts any Transaction Document, the terms of this Letter Agreement shall govern.

8

Please sign and date a copy of this Agreement and return it to Trxade to acknowledge your agreement to the foregoing.

TRXADE GROUP, INC.

By:
Surendra Ajjarapu
Its:	Chief Executive Officer

ALLIANCE PHARMA SOLUTIONA, LLC

By:
Surendra Ajjarapu
Its:	Chief Executive Officer

ACCEPTED AND AGREED TO:

PANOPTIC HEALTH, LLC

By:
Name:	Meriam Ibrahim
Its:	Chief Strategy Officer

SYNCHEALTH MSO, LLC

By:	PanOptic Health, LLC
Its:	Manager

By:
Name:	Meriam Ibrahim
Its:	Manager

9

EXHIBIT D

Subscription Agreement

-xxxvii-

TRXADE GROUP, Inc.

SUBSCRIPTION AGREEMENT

Restricted Common Stock

The securities offered hereby are speculative and involve a high degree of risk, and should not be purchased by anyone who cannot afford the loss of the entire amount of his or her investment. See “RISK FACTORS,” from our Form 10, as amended (the “Form 10”), first filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2014, our Annual Report on Form 10-K for the period ended December 31, 2017 (the “Form 10-K”) and all subsequent Quarterly Reports on Form 10-Q (collectively, the Form 10 and the Form 10-K, Form 10-Q, and all other public filings with the SEC are referred to hereinafter as the “Public Filings”). The RISK FACTORS from our Public Filings and other information therein are incorporated herein by reference. This offering is not complete without reviewing the information presented in these documents. You can review these documents free of charge at the SEC website, www.SEC.gov.

1. Subscription:

 (a) The undersigned (individually and/or collectively, the “Participant”) hereby applies to purchase shares of restricted Common Stock (the “Shares” or the “Common Stock”) of Trxade Group, Inc., a Delaware corporation (the “Company”), in accordance with the terms and conditions of this Subscription Agreement (the “Subscription”) and that certain Letter Agreement by and between the Participant and the Company dated as of even date herewith (the “Letter Agreement”).

(b) Before this Subscription is considered, the Participant must complete, execute and deliver to the Company the following:

(i) This Subscription;

(ii) The Certificate of Accredited Investor Status, attached hereto as Exhibit A;

(c) This Subscription is irrevocable by the Participant.

(d) This Subscription is not transferable or assignable by the Participant.

(e) Participant’s execution and delivery of this Subscription will not constitute an agreement between the undersigned and the Company until this Agreement has been accepted and executed by the Company.

__________		Subscription Agreement
Participant’s Initials	1	Trxade Group, Inc.

2. Representations by Participant. In consideration of the Company’s acceptance of the Subscription, Participant makes the following representations and warranties to the Company and to its principals, jointly and severally, which warranties and representations shall survive any acceptance of the Subscription by the Company:

(a) Prior to the time of purchase of any Shares, Participant has had the opportunity to ask questions and receive any information from persons acting on behalf of the Company to verify Participant’s understanding of the terms thereof and of the Company’s business and status thereof. Participants also acknowledges that Participant has made the decision to invest in the Shares solely on the basis of publicly available information about the Company in the Company’s filings with the Securities and Exchange Commission (the “Public Information”), and the such Public Information and Memorandum currently contain only limited financial data about the Company. Participant acknowledges that no officer, director, broker-dealer, placement agent, finder or other person affiliated with the Company has given Participant any information or made any representations, oral or written, other than as provided in the Memorandum, Public Information, on which Participant has relied upon in deciding to invest in the Shares, including without limitation, any information with respect to future acquisitions, mergers, financial projections or anticipated operations of the Company or the economic returns which may accrue as a result of the purchase of the Shares.

(b) Participant acknowledges that Participant has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the Shares.

(c) The Shares are being purchased for Participant’s own account for long-term investment and not with a view to immediately re-sell the Shares. No other person or entity will have any direct or indirect beneficial interest in, or right to, the Shares.

(d) Participant acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the California Securities Law, or any other applicable blue sky laws, in reliance, in part, on Participant’s representations, warranties and agreements made herein.

(e) Other than the rights specifically set forth in this Subscription, Participant represents, warrants and agrees that the Company and the officers of the Company (the “Company’s Officers”) are under no obligation to register or qualify the Shares under the Securities Act or under any state securities law, or to assist the undersigned in complying with any exemption from registration and qualification.

(f) Participant represents that Participant meets the criteria for participation because: (i) Participant has a preexisting personal or business relationship with the Company or one or more of its partners, officers, directors or controlling persons; or (ii) by reason of Participant’s business or financial experience, or by reason of the business or financial experience of its financial advisors who are unaffiliated with, and are not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, Participant is capable of evaluating the risk and merits of an investment in the Shares and of protecting its own interests.

(g) Participant represents that Participant is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and Participant has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit A.

(h) Participant understands that the Shares are illiquid, and until registered with the Securities Exchange Commission, or an exemption from registration becomes available, cannot be readily sold as there will not be a public market for them, and that Participant may not be able to sell or dispose of the Shares, or to utilize the Shares as collateral for a loan. Participant must not purchase the Shares unless Participant has liquid assets sufficient to assure Participant that such purchase will cause it no undue financial difficulties, and that Participant can still provide for current and possible personal contingencies, and that the commitment herein for the Shares, combined with other investments of Participant, is reasonable in relation to its net worth.

__________		Subscription Agreement
Participant’s Initials	2	Trxade Group, Inc.

(i) Participant understands that the right to transfer the Shares will be restricted unless the transfer is not in violation of the Securities Act, the California Securities Law, and any other applicable state securities laws (including investment suitability standards), that the Company will not consent to a transfer of the Shares unless the transferee represents that such transferee meets the financial suitability standards required of an initial participant, and that the Company has the right, in its absolute discretion, to refuse to consent to such transfer.

(j) Further, Participant is aware that the Company was previously a shell company, and therefore the exemption offered pursuant to Rule 144 is not currently available. Notwithstanding the foregoing, however, Participant is aware that because the Company has filed current “Form 10 information” with the Securities and Exchange Commission reflecting its status as an entity that is no longer a shell company, if (i) the Company remains subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; and (ii) if the Company has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months; then the Shares issued in connection with this Offering may be sold subject to Rule 144 (and applicable holding periods) and other applicable securities laws after one year has elapsed from the date that the Company file D “Form 10 information” with the Securities and Exchange Commission.

(k) Participant has been advised to consult with its own attorney or attorneys regarding all legal matters concerning an investment in the Company and the tax consequences of purchasing the Shares, and have done so, to the extent Participant considers necessary.

(l) Participant acknowledges that the tax consequences of investing in the Company will depend on particular circumstances, and neither the Company, the Company’s officers, any other investors, nor the partners, shareholders, members, managers, agents, officers, directors, employees, affiliates or consultants of any of them, will be responsible or liable for the tax consequences to Participant of an investment in the Company. Participant will look solely to and rely upon its own advisers with respect to the tax consequences of this investment.

(m) All information which Participant has provided to the Company concerning Participant, its financial position and its knowledge of financial and business matters, and any information found in the Certificate of Accredited Investor Status, is truthful, accurate, correct, and complete as of the date set forth herein.

(l) Each certificate or instrument representing securities issuable pursuant to this Agreement will be endorsed with the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

__________		Subscription Agreement
Participant’s Initials	3	Trxade Group, Inc.

3. Representations and Warranties by the Company. The Company represents and warrants that:

(a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Company.

(b) Outstanding Stock. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Authority; Enforceability. This Subscription has been duly authorized, executed, and delivered by the Company and are valid and binding agreements, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and the Company has full corporate power and authority necessary to enter into this Subscription and to perform its obligations hereunder and under all other agreements entered into by the Company relating hereto.

(d) No General Solicitation. Neither the Company, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

4. Agreement to Indemnify Company. Participant hereby agrees to indemnify and hold harmless the Company, its principals, the Company’s officers, directors attorneys, and agents, from any and all damages, costs and expenses (including actual attorneys’ fees) which they may incur: (i) by reason of Participant’s failure to fulfill any of the terms and conditions of this Subscription; (ii) by reason of Participant’s breach of any of representations, warranties or agreements contained herein (including the Certificate of Accredited Investor Status); or (iii) with respect to any and all claims made by or involving any person, other than Participant personally, claiming any interest, right, title, power, or authority in respect to the Shares. Participant further agrees and acknowledges that these indemnifications shall survive any sale or transfer, or attempted sale or transfer, of any portion of the Shares.

5. Subscription Binding on Heirs, etc. This Subscription, upon acceptance by the Company, shall be binding upon the heirs, executors, administrators, successors and assigns of the Participant. If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the representations and warranties shall be deemed to be made by and be binding on each such person and his or her heirs, executors, administrators, successors, and assigns.

6. Execution Authorized. If this Subscription is executed on behalf of a corporation, partnership, trust or other entity, the undersigned has been duly authorized and empowered to legally represent such entity and to execute this Subscription and all other instruments in connection with the Shares and the signature of the person is binding upon such entity.

__________		Subscription Agreement
Participant’s Initials	4	Trxade Group, Inc.

7. Adoption of Terms and Provisions. The Participant hereby adopts, accepts and agrees to be bound by all the terms and provisions hereof.

8. Governing Law and Arbitration. Any action to enforce or interpret this Subscription, or to resolve disputes over this Agreement between the Company and the Participant, will be settled by arbitration in accordance with the rules of the American Arbitration Association. Arbitration will be the exclusive dispute resolution process, and arbitration will be a held in Tampa, Florida. Any Party may commence arbitration by sending a written demand for arbitration to the other Parties. The demand will set forth the nature of the matter to be resolved by arbitration. The Company will select the place of arbitration. The substantive law of the state of Florida will be applied by the arbitrator to the resolution of the dispute. The Parties will share equally all initial costs of arbitration. The prevailing Party will be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. All decisions of the arbitrator will be final, binding, and conclusive on all Parties. Judgment may be entered on any such decision in accordance with applicable law in any court having jurisdiction of it. The arbitrator (if permitted under applicable law) or the court may issue a writ of execution to enforce the arbitrator’s decision. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS SUBSCRIPTION, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9. Investor Information: (This must be consistent with the form of ownership selected below and the information provided in the Certificate of Accredited Investor Status (Exhibit A, included herewith.)

Name (please print):__________________________________________________________

If entity named above, By:_____________________________________________________

Its:_____________________________________________________

Social Security or Taxpayer I.D. Number:__________________________________________

Business Address (including zip code):___________________________________________

_________________________________________________________________________

Business Phone: ____________________________________________________________

__________		Subscription Agreement
Participant’s Initials	5	Trxade Group, Inc.

Residence Address (including zip code):__________________________________________

_________________________________________________________________________

Email Address:_____________________________________________________________

Residence Phone:___________________________________________________________

All communications to be sent to:

______Business or ______ Residence Address ________ Email

Please indicate below the form in which you will hold title to your interest in the Shares. PLEASE CONSIDER CAREFULLY. ONCE YOUR SUBSCRIPTION IS ACCEPTED, A CHANGE IN THE FORM OF TITLE CONSTITUTES A TRANSFER OF THE INTEREST IN THE SHARES AND MAY THEREFORE BE RESTRICTED BY THE TERMS OF THIS SUBSCRIPTION, AND MAY RESULT IN ADDITIONAL COSTS TO YOU. Participants should seek the advice of their attorneys in deciding in which of the forms they should take ownership of the interest in the Shares, because different forms of ownership can have varying gift tax, estate tax, income tax, and other consequences, depending on the state of the investor’s domicile and his or her particular personal circumstances.

______ INDIVIDUAL OWNERSHIP (one signature required)

______ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP AND NOT AS TENANTS IN COMMON (both or all parties must sign)

______ COMMUNITY PROPERTY (one signature required if interest held in one name, i.e., managing spouse; two signatures required if interest held in both names)

______ TENANTS IN COMMON (both or all parties must sign)

______ GENERAL PARTNERSHIP (fill out all documents in the name of the PARTNERSHIP, by a PARTNER authorized to sign)

______ LIMITED PARTNERSHIP (fill out all documents in the name of the LIMITED PARTNERSHIP, by a GENERAL PARTNER authorized to sign)

______ LIMITED LIABILITY COMPANY (fill out all documents in the name of the LIMITED LIABILITY COMPANY, by a member authorized to sign)

______ CORPORATION (fill out all documents in the name of the CORPORATION, by the President or other officer authorized to sign)

______ TRUST (fill out all documents in the name of the TRUST, by the Trustee, and include a copy of the instrument creating the trust and any other documents necessary to show the investment by the Trustee is authorized. The date of the trust must appear on the Notarial where indicated.)

__________		Subscription Agreement
Participant’s Initials	6	Trxade Group, Inc.

Subject to acceptance by the Company, the undersigned has completed this Subscription Agreement to evidence his/her subscription for participation in the Shares of the Company, this _______ day of _____, 2019.

PARTICIPANT

(Signature)

By:
Its:

The Company has accepted this subscription this _____ day of _________________________

“COMPANY”

TRXADE GROUP, Inc.,
a Delaware corporation

By:
Name:	Suren Ajjarapu, President

Address for notice:

Trxade Group, Inc.,
3840 Land O’ Lakes Blvd.
Land O’ Lakes, FL 34639
Attn: Suren Ajjarapu, President.

__________		Subscription Agreement
Participant’s Initials	7	Trxade Group, Inc.

 Exhibit A

CERTIFICATE OF ACCREDITED INVESTOR STATUS

Except as may be indicated by the undersigned below, the undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has initialed the box below indicating the basis on which he is representing his status as an “accredited investor”:

____ a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

____ a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

___ an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

____ a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000 (excluding the value of Participant’s primary residence);

____ a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____ a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment;

____ an entity in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards; or

____ an individual who is a director or executive officer of Trxade Group, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of __________________, 2019.

Name of Participant

__________		Subscription Agreement
Participant’s Initials	8	Trxade Group, Inc.

EXHIBIT E

Operating Plan

SyncHealth MSO

PLANNED EXPENSES	JAN	FEB	MAR	APR
Employee Costs
Wages & Consultants	$40,000.00	$40,000.00	$40,000.00	$46,000.00
Benefits	$5,200.00	$5,200.00	$5,200.00	$6,000.00

Office Costs
Office lease	$2,500.00	$2,500.00	$2,500.00	$2,500.00
Telephone	$450.00	$450.00	$450.00	$500.00
Internet access	$220.00	$220.00	$220.00	$220.00
Office supplies	$200.00	$200.00	$200.00	$200.00
Computers	$2,500.00	$0.00	$0.00	$500.00

IT
AWS	$5,000.00	$5,000.00	$5,000.00	$5,000.00
Software License	$500.00	$500.00	$500.00	$500.00
eMEDrX	$5,000.00	$9,000.00	$14,000.00	$20,000.00
E-Box/Fax	$600.00	$600.00	$600.00	$600.00

Marketing & Advertising
Social Media	$3,000.00	$3,000.00	$3,000.00	$5,000.00
Visual/Audio	$5,000.00	$7,500.00	$10,000.00	$12,500.00
Print	$2,000.00	$2,000.00	$2,000.00	$2,000.00
Marketing events	$2,000.00	$2,500.00	$3,000.00	$5,000.00

Compliance/Travel
Training classes	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Travel costs	$2,000.00	$2,000.00	$2,500.00	$3,000.00

TOTALS
Monthly Planned Expenses	$77,170.00	$81,670.00	$90,170.00	$110,520.00
TOTAL Planned Expenses	$77,170.00	$158,840.00	$249,010.00	$359,530.00

PLANNED REVENUE	JAN	FEB	MAR	APR
TOTALS
Software	$35,000.00	$70,000.00	$100,000.00	$150,000.00
GPO	$50,000.00	$100,000.00	$250,000.00	$500,000.00
Marketing	$1,500,000.00	$2,500,000.00	$4,000,000.00	$6,000,000.00
Monthly Planned Revenue	$1,585,000.00	$2,670,000.00	$4,350,000.00	$6,650,000.00
TOTAL Planned Revenue	$1,585,000.00	$4,255,000.00	$8,605,000.00	$15,255,000.00

-xxxviii-

EXHIBIT F

Amended and Restated Asset Assignment

-xxxix-

AMENDED AND RESTATED

ASSIGNMENT AND TRANSFER AGREEMENT

This Amended and Restated Assignment and Transfer Agreement ("**Agreement**") is made effective as of December 4th 2018 ("**Effective Date**") between PanOptic Health LLC, a Delaware company ("**Assignee**"), and HealthConnect, LLC ("**Assignor**").

In consideration of One Hundred Dollars ($100) the receipt of which is acknowledged by Assignor, and the mutual promises and covenants contained in this Agreement, the sufficiency of which is duly acknowledged, the parties agree as follows:

1. Definitions

1.1 "**Assigned Property**" means all assets and property useful in the business of Assignor, including without limitation the property listed in **Exhibit A** and all Intellectual Property and Intellectual Property Rights forming a part of, embodied, in or necessary for use of the property.

1.2 "**Intellectual Property**" means all technology and intellectual property, regardless of form, including without limitation: published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings ("**Works of Authorship**"); inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items ("**Inventions**"); words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features ("**Trademarks**"); and information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques ("**Confidential Information**").

1.3 "**Intellectual Property Rights**" means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including without limitation: rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act ("**Copyrights**"); rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act ("**Patent Rights**"); rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act ("**Trademark Rights**"); rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act ("**Trade Secret Rights**"); rights in, arising out of, or associated with a person's name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity ("**Personality Rights**"); rights of attribution and integrity and other moral rights of an author ("**Moral Rights**"); and rights in, arising out of, or associated with domain names ("**Domain Name Rights**").

-xl-

2. Assignment and Assumption.

2.1 Assignment. Assignor hereby perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to Assignee and its successors and assigns, all of Assignor's right, title, and interest in and to the Assigned Property. Assignor further perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to Assignee and its successors and assigns all claims for past, present and future infringement or misappropriation of the Intellectual Property Rights included in the Assigned Property, including all rights to sue for and to receive and recover all profits and damages accruing from an infringement misappropriation prior to the Effective Date as well as the right to grant releases for past infringements. Assignor hereby waives and agrees not to enforce all Moral Rights and all Personality Rights that Assignor may have in the Assigned Property.

2.2 Acceptance and Assumption. In accordance with and subject to the terms of this Agreement, the Assignee hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of the Sellers' right, title and interests in, under and to the Assigned Property; (b) assumes undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform or discharge in accordance with the terms thereof all obligations and liabilities of any kind arising out of or required to be performed under, the Assigned Agreements (defined in Exhibit A below) from and after the Effective Date; and (c) assumes, undertakes and agrees to pay, satisfy, perform or discharge in accordance with the terms thereof all of the obligations and liabilities of any kind arising out of the Assignee 's assumption of the Assigned Agreements.

3. Confidentiality. Assignor must not use any Confidential Information assigned as part of the Assigned Property except for the benefit of Assignee. Assignor must not disclose such Confidential Information to third parties. Assignor must take reasonable steps to maintain the confidentiality and secrecy of such Confidential Information and to prevent the unauthorized use or disclosure of such Confidential Information. Any breach of these restrictions will cause irreparable harm to Assignee and will entitle Assignee to injunctive relief in addition to all applicable legal remedies.

4. Representations and Warranties. Assignor represents and warrants to Assignee that: Assignor exclusively owns all right, title, and interest in and to the Assigned Property; Assignor has not granted and will not grant any licenses or other rights to the Assigned Property to any third party; the Assigned Property is free of any liens, encumbrances, security interests, and restrictions on transfer; to Assignor's knowledge, the Intellectual Property that is assigned as part of the Assigned Property does not infringe Intellectual Property Rights of any third party; and there are no legal actions, investigations, claims, or proceedings pending or threatened relating to the Assigned Property.

5. Indemnification. Assignor will defend, indemnify, and hold harmless Assignee, and Assignee's officers, directors, shareholders, successors, and assigns, from and against all losses, liabilities, and costs including, without limitation, reasonable attorneys' fees, expenses, penalties, judgments, claims and demands of every kind and character that Assignee, its officers, directors, shareholders, successors, and assigns may incur, suffer, or be required to pay arising out of, based upon, or by reason of: the breach by Assignor of any of the representations or warranties

-xli-

made by Assignor under this Agreement; Assignor's use of the Assigned Property prior to the date of this Agreement; or Assignor's failure to perform its obligations under this Agreement.

7. Further Assurances

7.1 Assistance. Assignor will take all action and execute all documents as Assignee may reasonably request to effectuate the transfer of the Assigned Property and the vesting of complete and exclusive ownership of the Assigned Property in Assignee. In addition, Assignor will, at the request and sole cost and expense of Assignee, but without additional compensation, promptly sign, execute, make, and do all such deeds, documents, acts, and things as Assignee may reasonably require:

(a) to apply for, obtain, register, maintain and vest in the name of Assignee alone (unless Assignee otherwise directs) Intellectual Property Rights protection relating to any or all of the Assigned Property in any country throughout the world, and when so obtained or vested, to renew and restore the same;

(b) to defend any judicial, opposition, or other proceedings in respect of such applications and any judicial, opposition, or other proceedings or petitions or applications for revocation of such Intellectual Property Rights; and

(c) to assist Assignee with the defense and enforcement of its rights in any registrations issuing from such applications and in all Intellectual Property Rights protection in the Intellectual Property.

7.2 Power of Attorney. If at any time Assignee is unable, for any reason, to secure Assignor's signature on any letters patent, copyright, or trademark assignments or applications for registrations, or other documents or filings pertaining to any or all of the Assigned Property, whether because of Assignor's unwillingness, or for any other reason whatsoever, Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as its agents and attorneys-in-fact, to act for and on its behalf and stead to execute and file any and all such applications, registrations, and other documents and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Assignor.

8. Miscellaneous

8.1 Injunctive Relief. A breach of this Agreement may result in irreparable harm to Assignee and a remedy at law for any such breach will be inadequate, and in recognition thereof, Assignee will be entitled to injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by Assignor without showing or proving actual damages.

8.2 Binding on Successors. This Agreement will inure to the benefit of, and be binding upon, the parties, together with their respective representatives, successors, and assigns, except that Assignor may not assign this Agreement without the consent of Assignee. Assignee may assign this Agreement in its discretion.

-xlii-

8.3 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflict of laws provisions. With respect to any dispute arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the federal and state courts located in Delaware.

8.4 Amendment and Waiver. This Agreement may not be amended or modified unless mutually agreed upon in writing by the parties and no waiver will be effective unless signed by the party from whom such waiver is sought. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

8.5 Severability. If any provision of this Agreement is held invalid by any court of competent jurisdiction, such invalidity will not affect the validity or operation of any other provision, and the invalid provision will be deemed severed from this Agreement.

8.6 Entire Agreement. This Agreement is the entire agreement concerning the subject matter hereof. It supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties. This Agreement replaces and supersedes in its entirety that certain Assignment and Transfer Agreement by and between the parties dated as of the Effective Date.

Health Connect LLC	**PanOptic Health LLC**
By: [signature]	By: [signature]
Title: Director	Title: Director

-xliii-

<u>EXHIBIT A</u>

PROPERTY

Contracts with Channel Partners and Marketing Groups ("Marketing Agreements"): [list]

Employment Agreements ("Employment Agreements") [list]

Agreements with Service Providers ("Vendor Agreements;" Marketing Agreements, Employment Agreements and Vendor Agreements are referred to collectively as "Assumed Agreements"): [list]

-xliv-